As filed with the Securities and Exchange Commission on April 29, 1998

                 Registration   No. 333- _______

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM SB-2

                     REGISTRATION STATEMENT
                Under the Securities Act of 1933

                         BOATRACS, INC.
     (Exact name of registrant as specified in its charter)

   California                      5060                       33-0644381
(State of Incorporation) (Primary Standard Industrial     (I.R.S. Employer
                         Classification Code Number)      Identification No.)

                 6440 Lusk Boulevard, Suite D201
                   San Diego, California 92121
                         (619) 587-1981
(Address and telephone number of registrant's principal executive offices)

            Michael Silverman, Chairman of the Board
                         BOATRACS, Inc.
                 6440 Lusk Boulevard, Suite D201
                   San Diego, California 92121

                         (619) 587-1981
    (Name, address and telephone number of agent for service)
    It is requested that copies of communications be sent to:

                      Norman L. Smith, Esq.
                 Solomon Ward Seidenwurm & Smith
                    401 B Street, Suite 1200
                   San Diego, California 92101
                         (619) 231-0303
APPROXIMATE  DATE  OF  COMMENCEMENT OF  PROPOSED  SALE  TO  THE
PUBLIC: From time to time after this Registration Statement becomes effective, which time is to be determined by the Selling Securityholders. All of the Securities offered hereby are offered for the account of the Selling Securityholders.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement  number of  the  earlier  effective registration
statement for the same offering.  /     /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
/     /

If delivery of the prospectus is expected to be made pursuant to
Rule 434, please check the following box.  /     /


                 CALCULATION OF REGISTRATION FEE

Title of                           Proposed    Proposed
each class                         maximum     maximum       Amount of
of securities     Amount to        offering    aggregate     registration
to be registered  be registered(1) price per   offering      fee
                                   unit (2)    price (2)

Common Stock, no   3,924,200        $3.75     $14,715,750    $4341.17
par value            shares

(1)  The number of share of Common Stock set forth includes
125,000 shares available for purchase by certain Selling
Shareholders pursuant to warrants issued by the Registrant.

(2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee.

The Registrant hereby amends this Registration Statement on each such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                        EXPLANATORY NOTE

Pursuant to Rule 429 under the Securities Act of 1933, the
Prospectus which constitutes part of this Registration Statement includes 1,445,870 shares of the Company's Common Stock previously registered on Form S-1, Commission File No 33-91284, and Form SB-2, Commission File No. 333-26253.


PROSPECTUS

                        5,370,070 Shares

                         BOATRACS, INC.

                          Common Stock
                   __________________________

This Prospectus relates to 5,370,070 shares (the "Shares") of common stock, no par value (the "Common Stock"), of BOATRACS, Inc., a California corporation formerly known as First National Corporation (the "Company" or "BOATRACS"). The Shares are held by or issuable to certain shareholders of the Company (collectively, the "Selling Shareholders"). See "Selling Shareholders."

The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders. All expenses incurred in connection with this offering are being borne by the Company, other than any commissions or discounts paid or allowed by the Selling
Shareholders to underwriters, dealers, brokers or agents.

The Selling Shareholders have not advised the Company of any specific plans for the distribution of the Shares, but it is anticipated that the Shares may be sold from time to time in transactions (which may include block transactions) in the over-the-counter market at the market prices then prevailing. Sales of the Shares may also be made through negotiated transactions or otherwise. The Selling Shareholders and the brokers and dealers through which the sales of the Shares may be made may be deemed to be "underwriters" within the meaning set forth in the Securities Act of 1933, as amended, and their commissions and discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

The Company's Common Stock is quoted on the OTC Bulletin Board under the symbol "BTRK."

For a discussion of certain factors relating to an investment in the Common Stock, see "Risk Factors" beginning on page 6.
     ____________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                 ______________________________

         The date of this Prospectus is April ___, 1998.

                      AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web Site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding the Company.

The Company has filed with the Commission Registration Statements on Forms S-1 and Form SB-2 (the "Registration Statements") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. The Commission file numbers for the Registration Statements are 33-91284, 333-26253 and 333-____________. This Prospectus does not contain all of the information set forth in the Registration Statements or the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document filed or incorporated by reference as an exhibit to the Registration Statements are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such contract or other document filed as an exhibit to the Registration Statements. For further information, reference is hereby made to the Registration Statement and exhibits thereto, copies of which may be inspected in the manner described above. The Company will provide to any person receiving this Prospectus a copy of the Registration Statements and the exhibits thereto without charge upon a request directed to Boatracs, Inc., 6440 Lusk Boulevard, Suite D201, San Diego, California, 92121,
(619) 587-1981.






              ____________________________________

OmniTRACS is a registered trademark of QUALCOMM Incorporated.
BOATRACS is a trademark of BOATRACS, Inc.

                       PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing later in this Prospectus. Each prospective investor is urged to carefully read this Prospectus in its entirety, including but not limited to the Risk Factors.

Certain statements contained in this Prospectus regarding matters that are not historical facts are forward-looking statements relating to future events or future financial performance of the Company. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," as well as those discussed elsewhere in this Prospectus.

The Company

BOATRACS, Inc. ("BOATRACS" or the "Company") has distribution rights in the United States for marine application of the OmniTRACS system of satellite-based communications and tracking systems manufactured by QUALCOMM Incorporated ("QUALCOMM"). In addition, the Company develops application software for marine application of the OmniTRACS system. The OmniTRACS system, as adapted and enhanced by the Company for marine application, provides confidential two-way communications between a vessel or vessels at sea and a base station on land and is effective while a vessel is within the satellite's "footprint," which extends roughly 200 to 400 miles offshore of the continental United States. The OmniTRACS system also allows for hourly position reporting and monitoring and, using supplementary products, can provide engine performance and fuel consumption monitoring.

The Company earns revenue primarily from four sources: (a) sales of QUALCOMM equipment and complementary equipment created by the Company or procured from other sources; (b) data transmission and messaging charges; (c) software licenses and custom software development; and (d) installation and training fees.

BOATRACS' primary source of customers is the commercial marine industry, which includes commercial fishermen, fuel transporters and the workboat industry of the inland waterways and coastal areas.

BOATRACS has entered into a letter of intent to acquire Enerdyne Technologies, Inc., a privately held corporation located in Santee, California. Enerdyne sells video compression equipment for military and commercial applications. See "Risk Factor -- Risks Associated with Potential Acquisition of Enerdyne, Inc." and "Business -- Acquisition of Enerdyne Technologies, Inc."


                          The Offering

Common Stock offered by the Selling Shareholders     5,370,070 shares (1)
Common Stock outstanding                            15,871,377 shares

(1)  Includes 125,000 shares available for purchase by certain
Selling Shareholders pursuant to warrants issued by the Company.

OTC Bulletin Board symbol                                    BTRK

                          Risk Factors

The Shares offered by this Prospectus are highly speculative and involve a high degree of risk and should be purchased only by investors who can afford the loss of their entire investment. See "Risk Factors" beginning on page 6.



           SUMMARY CONSOLIDATED FINANCIAL INFORMATION
              (in thousands, except per share data)

The following tables show summary consolidated financial information and other equity information of the Company. The summary financial information is derived from the financial statements of the Company, and should be read in conjunction with and is qualified in its entirety by the more detailed financial information and related notes thereto, and other financial information included herein.

                          Year Ended December 31

                                1997     1996      1995
Consolidated Statement of
Operations Data:
Communication systems          $2,457   $1,428   $1,299
revenues
Data transmission and           2,791    2,073    1,368
messaging revenues
Loss from operations             (292)    (963)    (678)
Net loss                         (255)    (905)    (653)
Net loss per share             $(0.02)  $(0.07)  $(0.06)

Weighted average common and    13,535   12,597   11,277
common equivalent shares
outstanding

                                                December 31

Consolidated Balance Sheet Data:                 1997    1996
Working capital                                   $22    $271
Total assets                                    3,036   1,581
Long-term liabilities                             ---     ---
Shareholders' equity                            1,387     600

                          RISK FACTORS

An investment in the Common Stock offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered by this Prospectus.

The Company wishes to caution investors that the following risk factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause the Company's actual results in the future to differ materially from those expressed in any forward-looking statements made by, or on behalf, of the Company.

History of Operating Losses. The Company incurred a net loss of $254,887 for the year ended December 31, 1997, and net losses of $905,438 and $653,136 for the years ended December 31, 1996 and 1995, respectively. At December 31, 1997, the Company had an accumulated deficit of $3,444,189. There can be no assurance that the Company will achieve or sustain profitability in the future. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Need to Develop Markets. The Company believes that in order to achieve and sustain profitability, it will need to expand the distribution of its products and services into additional markets. The Company is implementing a number of strategies to expand into selected markets, but there can be no assurance that any of these efforts will be successful. See "Business -- Market Expansion."

Potential Fluctuation in Operating Results. The Company's quarterly operating results have varied significantly as a result of a number of factors, including varying levels of sales and the timing of increased expenses to support the Company's growth. The Company expects that its operating results will fluctuate in the future as a result of these and other factors including possible acquisitions and strategic relationships and the level of competition. There can be no assurance that the Company will be able to achieve and sustain a level of profitability on a quarter-to-quarter basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Market Expansion."

Dependence on Key Management. The Company's success will continue to depend to a significant extent upon its Chairman, Michael Silverman, its President, Jon Gilbert, its Executive Vice President, Annette Friskopp, its Vice Presidents, Daniel Negroni and Charles Drobny, and its Chief Financial Officer, Curt McLeland. The loss of the services of any of these individuals could have a material adverse effect upon the Company's business. There can be no assurance that the Company will be able to retain its existing personnel or to attract additional qualified employees in the future. See "Management."

Dependence on QUALCOMM. The foundation of the Company's business is the License and Distribution Agreement between QUALCOMM and the Company pursuant to which the Company has distribution rights in the United States for marine application of the OmniTRACS system of satellite-based communications and tracking systems manufactured by QUALCOMM. QUALCOMM is the sole supplier of the equipment sold by the Company and provides certain services that are essential to the Company's business. Should QUALCOMM decide to discontinue its satellite communications business or the manufacture of such equipment, the Company would be unable to continue its operations. While the Company has an agreement with QUALCOMM for the products and services provided by it, QUALCOMM has the right to terminate this Agreement under certain circumstances. In addition, any manufacturing delay or difficulty in procuring components experienced by QUALCOMM resulting in a shortage of available OmniTRACS units could have a material adverse impact on the Company's business and financial results. Under the License and Distribution Agreement, QUALCOMM retains all ownership rights to the OmniTRACS software and all updates, upgrades, improvements or modifications thereto, whether made by QUALCOMM or the Company. See "Business -- Agreements with QUALCOMM."

Dependence on Third Party Satellite Providers. The Company is dependent upon QUALCOMM's OmniTRACS system which currently operates on leased Ku-band satellite transponders in the areas where the Company is active. The Company has been informed that in the United States QUALCOMM's satellite transponder lease and the position reporting satellite transponder lease run through the year 2001. QUALCOMM has represented to the Company that it believes any additional required transponder capacity will be available on acceptable terms. However, there can be no assurance that the satellite transponders leased by QUALCOMM will continue to function or that future transponder capacity will be available on acceptable terms when needed. Any failure by QUALCOMM to maintain adequate satellite capacity would have a material adverse effect on the Company's business and financial results.

In Europe, the Company relies on EUTELSAT's satellites, and in Canada the Company relies on Canada Satellite Communications, Inc. ("CANCOM"), a Canadian company and QUALCOMM's service provider in Canada, for contracted satellite capacity. There can be no assurance that the transponders used in Europe and Canada will continue to function or that future transponder capacity will be available on acceptable terms as needed. Any failure by the providers to maintain adequate satellite capacity would have a material adverse effect on the Company's business and financial results.

Dependence on Telephone Systems. The messaging service provided by the Company involves data transfers via standard telephone lines. The Company's operations rely upon the availability of stable telephone connections between the Company and QUALCOMM's Network Management Facility and between the Company, its customers and QUALCOMM's Network Management Facility. See "Business -- The OmniTRACS and BOATRACS Systems." Any system failure or natural disaster that resulted in an interruption of stable telephone service would have a material adverse effect on the Company's business and financial results.

Dependence on Proprietary Technology. According to reports filed with the Commission, QUALCOMM has been granted United States patents and has patent applications pending in the United States with respect to its OmniTRACS system, which is distributed by the Company for marine applications. QUALCOMM has also reported that it actively pursues patent protection in other countries of interest, which protection may or may not cover OmniTRACS products. There can be no assurance that the pending patent applications will be granted, that QUALCOMM's patents or copyrights will provide adequate protection, or that competitors will not independently develop or patent technologies that are substantially equivalent or superior to the OmniTRACS System. From time to time, certain companies may assert exclusive patent, copyright and other intellectual property rights to technologies which are important to the industry or to the products distributed by the Company. If QUALCOMM is unable to license protected technology used in its products, or if the OmniTRACS product were found to infringe on protected technology, QUALCOMM could be prohibited from marketing such products. In such circumstances, the Company would be unable to continue its operations.

Risks Associated with Potential Acquisition of Enerdyne, Inc.
The Company has entered into a letter of intent to acquire Enerdyne Technologies, Inc. ("Enerdyne"). The letter of intent is subject to final documentation, and certain material economic terms of the transaction have yet to be agreed upon.
Accordingly, there can be no assurance that this acquisition will proceed. See "Business -- Acquisition of Enerdyne, Inc." If the acquisition does proceed, it will likely result in substantial dilution to existing shareholders.

If the acquisition does proceed, the integration of BOATRACS' and Enerdyne's operations will require substantial capital funding and the dedication of management resources that may temporarily detract attention from the day-to-day operations of the combined company. The combination of the two companies will also require coordination of their research and development and sales and marketing efforts. The difficulties of combining the two companies may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining two different corporate cultures. The process of combining the two organizations may cause an interruption of, or a loss of momentum in, the activities of either or both of the companies' businesses, which could have an adverse effect on the revenue and operating results of the combined company, at least in the near term. There can be no assurance that the combined entity will be able to retain its key technical and management personnel or that the combined entity will realize any of the anticipated benefits of the merger. Failure to effectively accomplish the integration of the two companies' operations could have an adverse effect on the combined company's results of operations and financial condition.

BOATRACS and Enerdyne have entered into the letter of intent with the expectation that the combination of the companies will result in beneficial synergies. There can be no assurance that if the acquisition is consummated, these synergies will be achieved. Additionally, there can be no assurance that the results of operations and financial condition of BOATRACS and Enerdyne as a combined company after the merger will be as strong as the results of such companies had they continued to operate independently.

Risks Associated with Other Acquisitions. In connection with the Company's plan to expand into new markets, the Company may acquire existing companies and convert or integrate such companies' existing operations and products with the Company's operations and products. Except the transaction with Enerdyne, no such opportunities are currently under consideration. If the Company does enter into any such acquisition transactions, the shareholders of the Company may not have the ability to review the financial statements of the acquisition candidate or to vote on the acquisition. Any such acquisition could substantially dilute the ownership interest of the existing shareholders. The Company may compete for acquisition and expansion opportunities with companies that have significantly greater financial and other resources. There can be no assurance that the Company will be able to locate or acquire suitable acquisition candidates, or that any operations that are acquired can be effectively and profitably integrated into the Company's existing operations. Additionally, although acquisitions will be designed to increase the Company's long-term profitability, they may negatively impact the Company's operating results, particularly during the periods immediately following an acquisition as a result of factors similar to those described in the risk factor entitled "Risks Associated with Potential Acquisition of Enerdyne, Inc."

Need for Foreign Regulatory Approvals. In countries in which the Company contracts with QUALCOMM's local OmniTRACS service provider, the Company believes that such service provider or BOATRACS will be responsible for securing the necessary regulatory approvals, licenses and permits and/or renewals thereof for maritime operations from the local governments. The Company and such local service providers may be less prominent in such international markets than local competitors and may have less opportunity to influence regulatory and standards policies. In countries in which the Company contracts with distributors of other communications systems, the Company may apply to the local governments for applicable approvals. No assurance can be given that the Company will be able to obtain the required approvals, licenses and permits and/or renewals thereof. Changes in the regulation of QUALCOMM's OmniTRACS system, or the inability to obtain foreign regulatory approvals, licenses and permits and/or renewals thereof, could have a material adverse effect on the Company's operating results and its ability to expand its business in the future.

Control by Management Shareholders. Officers and directors of the Company beneficially own in the aggregate approximately 60% of the issued and outstanding Common Stock of the Company. As a result, such management shareholders have the power to exercise majority control of the Company, with the ability to approve fundamental corporate transactions and to control the election of the Board of Directors. See "Management" and "Principal Shareholders."

Competition. The mobile communications industry is highly competitive. The industry includes major domestic and international companies, many of which have financial, technical, marketing, sales, distribution and other resources substantially greater than those of the Company. Several competing entities provide satellite-based mobile voice and data systems in marine markets. The Company's primary competitors include American Mobile Satellite Corporation. The Company's competitors are aggressively pricing their products and will likely continue to do so in the future. In addition, these competitors are offering new value-added products and services similar to those developed or being developed by the Company or QUALCOMM. Emergence of new competitors, particularly those offering lower cost products, enhancements, additional features and Low-Earth Orbit (LEO) satellite communications systems, may impact margins and intensify competition in new markets.

The Company also faces competition abroad from numerous suppliers of equipment and services. One of the Company's competitors, INMARSAT, provides maritime voice, facsimile and data services nearly worldwide using capacity on a combination of owned and leased satellites. INMARSAT is approved to provide Global Marine Distress Safety System ("GMDSS") notices and communications. GMDSS requires shipping vessels of a certain nature and size that operate certain routes to have a GMDSS approved communications system by February, 1999. The Company's OmniTRACS system cannot become GMDSS approved because the system's coverage is not global. The Company is at a disadvantage without such approval. EUTELSAT, a European organization, has lobbied the International Maritime Organization to consider approving a regional category that would allow vessels operating in a specific regional area to utilize a regional-based system such as the OmniTRACS system. Alternatively, a request to be recognized as a distress monitoring and safety system to individual countries in which the Company operates could be made, but there can be no assurances that countries would respond to such a request. If such approval is not obtained, the Company will be at a disadvantage when attempting to sell to certain shipping, workboat and towing companies.

In addition, the Company competes with other mobile communications systems both domestically and abroad, including radio and cellular telephone. All of these competitors are aggressively pricing their products and services and the Company expects continuing pricing pressures. See "Business --
Competition."

Dependence on Significant Customers. The Company's primary source of customers is the commercial marine industry. Two customers, Kirby Corporation and Tidewater Marine, each represented more than 10% of the Company's total sales in 1997. The loss of either one would have a material adverse effect on the Company's financial position and results of operations. Moreover, purchases of communication systems by those customers may not occur yearly and there can be no assurance that such customers will make significant purchases of the Company's products in 1998 or in the future.

No Assurance of Public Market; Potential Volatility of Stock Price. Subsequent to the reorganization of the Company in January, 1995, there has been only a limited public trading market for the Common Stock. Price and volume quotations are currently reported on the OTC Bulletin Board, but there can be no assurance that an active trading market will develop or be sustained. The market price of the Common Stock could be subject to significant fluctuations in response to operating results and other factors, many of which are not within the control of the Company. In addition, in recent years the stock market in general, and the market for shares of small capitalization stocks in particular, have experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of affected companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of the Common Stock.

Risks Associated with "Penny Stocks." The Company's Common Stock currently meets the definition of a "penny stock" under Commission regulations. Accordingly, any broker engaging in a transaction in the Common Stock is required to provide any potential purchaser of the Common Stock with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker-dealer and salesperson in connection with such a transaction and monthly account statements showing the market value of the Common Stock held in such customer's accounts. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation, and further, the broker must make a special written suitability determination for other than established customers and receive the purchaser's agreement to a transaction prior to consummating the transaction. Brokers are generally less willing to engage in transactions in "penny stocks" because of these rules. This can make it more difficult for holders of the Common Stock to dispose of their shares.

Effects of Possible Issuance of Preferred Stock. The Company's Amended and Restated Articles of Incorporation authorize the issuance of preferred stock in the future without further shareholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The Company has no present plans to issue any shares of preferred stock. Any issuance of preferred stock could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of the outstanding voting stock of the Company. See "Description of Capital Stock."

Risks of International Business. The Company, through its wholly-owned subsidiary, Boatracs (Europe) B.V., is currently expanding its operations abroad. The Company has limited experience in managing foreign operations. International expansion efforts are likely to strain the Company's management, financial and other resources. Any failure of the Company to expand in an efficient manner or to manage its dispersed organization could have a material adverse impact on the Company's business and financial results. Other risks that will be faced by the Company in its international business include costly regulatory requirements; unexpected changes in regulatory requirements; application of foreign law; fluctuations in currency exchange rates (which could materially and adversely affect the Company's results of operation and, in addition, may have an adverse effect on demand for the Company's products abroad); tariffs or other barriers; difficulties in staffing and managing foreign operations; political and economic instability; difficulties in accounts receivable collection; extended payment terms; and potentially negative tax consequences. These factors could have an adverse impact on the Company's business and financial results in the future or require the Company to modify its current business practices. See "Business -- Market Expansion."
 Uncertainty of Government Regulation and Renewal of Licenses. Company's products are subject to various FCC regulations in the U.S. These regulations require that the Company's products meet certain radio frequency emission standards and not cause unallowable interference to other services. QUALCOMM filed an application with the FCC for a standard experimental license with a two-year term, which was granted effective August 18, 1995. In addition, QUALCOMM pursued a Petition for Rulemaking which it filed with the FCC in 1992 to amend the Table of Frequency Allocations permitting non-experimental use of the frequencies utilized by the OmniTRACS system in the United States coastal waters. Effective January 3, 1997, this license was granted to QUALCOMM, which added marine capability to use with the OmniTRACS system for up to 100,000 MCTs for a term of 10 years. There can be no assurance that QUALCOMM's current license will continue to be renewed. In the event of non-renewal or revocation of QUALCOMM's license by the FCC, the License and Distribution Agreement between QUALCOMM and the Company may be terminated and the Company may be unable to continue its United States operations.

Effect of QUALCOMM's Right to Purchase the Company's Business. Pursuant to the License and Distribution Agreement between QUALCOMM and the Company, if the Company desires to sell its business, QUALCOMM has a right of first refusal to purchase the Company's business on the terms of the sale to the proposed transferee. QUALCOMM's right of first refusal could adversely affect the ability of the Company to sell its business to a third party purchaser. See "Business -- Agreements with QUALCOMM."

Substantial Future Capital Needs; No Funding Commitments. Expansion of the Company's business, the potential acquisition of Enerdyne and other potential acquisitions, may require a commitment of substantial funds. To the extent that the net proceeds of recent private financing activities and internally generated funds are insufficient to fund the Company's operating requirements, it may be necessary for the Company to seek additional funding, either through collaborative arrangements or through public or private financing. The Company has no current commitments or arrangements with respect to, or readily available sources of, additional funding. There can be no assurance that additional financing will be available on acceptable terms or at all. If additional funds are raised by issuing equity securities, dilution to the existing shareholders will likely result. If adequate funds are not available, the Company's business would be adversely affected.

Decrease in Licensed Fishing Vessels. Fishing vessels constitute a portion of the Company's existing and potential customers. Fishing resources are in decline in many areas of the world, resulting in a decline in the number of licensed fishing vessels. Significant declines in the number of such vessels could have a material adverse impact on the Company's operating results and its ability to expand in the future.

Possible Adverse Effects Due to Shares Eligible for Future Sale. In addition to the 5,370,070 shares of Common Stock offered hereby, as of April 30, 1998, 3,736,013 shares were eligible for unrestricted sale in the public market and an additional 6,765,294 shares were eligible for sale in the public market subject to Rule 144 under the Securities Act of 1933, as amended. Rule 144 may impose volume limitations and certain other restrictions on the sale of restricted securities and securities held by "affiliates" of the Company. It is not possible to predict the effect, if any, that sales of shares of Common Stock or even the availability of such shares for such sale will have on the market price of the Common Stock. The possibility that substantial amounts of the Company's Common Stock may be sold in the public market may adversely affect prevailing market prices for the securities and could impair the Company's ability to raise capital through the sale of equity securities. See "Shares Eligible for Future Sale."

                         USE OF PROCEEDS

All proceeds from the Shares offered by this Prospectus will be earned by the respective Selling Shareholders. The Company will not receive any of the proceeds from this offering.

                         DIVIDEND POLICY

The Company has not paid any dividends since its reorganization in January, 1995, and the predecessor BOATRACS company did not pay any dividends prior to the reorganization. The Company intends to retain earnings, if any, to finance the development and expansion of its business. Accordingly, the Company does not intend to pay cash dividends in the foreseeable future on its Common Stock. Holders of the Company's Common Stock are entitled to dividends when, as and if declared by the Board of Directors, in its discretion, out of funds legally available for payment of the dividends. Cash dividends, if any, that may be paid in the future to holders of Common Stock will be payable when, as and if declared by the Board of Directors of the Company, based on the Board's assessment of the financial condition of the Company, its earnings, need for funds, capital requirements and other factors, including any applicable laws. In addition, any financing which the Company may obtain in the future may contain provisions restricting the Company's ability to pay dividends. The Company is not currently a party to any agreement restricting the payment of dividends.

                     SELECTED FINANCIAL DATA

The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus. The statement of operations data for the years ended December 31, 1995, 1996 and 1997 and the balance sheet data at December 31, 1996 and 1997 are derived from the audited financial statements included elsewhere in this Prospectus. You should read these audited financial statements.

                                       Year Ended December, 31
                                      1997       1996      1995
                                      (in thousands, except per
                                             share data)
Statement of Operations Data
Revenues:
     Communication systems          $2,457     $1,428    $1,299
     Data transmission and           2,791      2,073     1,368
messaging
          Total                      5,248      3,501     2,667
Operating Expenses:
     Communication systems           1,616        913       901
     Data transmission and           1,419      1,090       833
messaging
     Selling, general and            2,505      2,461     1,611
administrative expenses
          Total                      5,540      4,464     3,345
Loss from operations                  (292)      (963)     (678)
Other income                            37         58        25
Net loss                             $(255)     $(905)    $(653)
Net loss per share                   $(.02)     $(.07)    $(.06)
Weighted average  common shares     13,535     12,597    11,277
outstanding

                                                 December 31,
                                                (in thousands)
                                                1997         1996
Balance Sheet Data:
Working capital (deficit)                        $22         $271
Total assets                                   3,036        1,581
Long-term liabilities                            ---          ---
Shareholders' equity (deficit)(1)              1,387          600

_________________________________

(1) No cash dividends were declared or paid during the periods presented.

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following should be read in conjunction with "Selected
Financial Data" and the Company's financial statements and notes thereto appearing elsewhere in this Prospectus.

Overview

The Company has distribution rights in the United States for marine application of the OmniTRACS system of satellite-based communications and tracking systems manufactured by QUALCOMM.
In addition, the Company develops application software for marine applications of the OmniTRACS system. The OmniTRACS system, as adapted and enhanced by the Company for marine application, provides confidential two-way communications between a vessel or vessels at sea and base stations on land and is effective while a vessel is within the satellite's "footprint," which extends roughly 200 to 400 miles offshore of the continental United States. The system also allows for hourly position tracking and monitoring and, using supplementary products, can provide engine performance and fuel consumption monitoring.

The Company earns revenue primarily from four sources: (a) sales of QUALCOMM equipment and complementary equipment created by the Company or procured from other sources; (b) data transmission and messaging charges; (c) software licenses and custom software development; and (d) installation and training fees.

Effective November 1, 1997, the Company acquired certain assets and liabilities of MED Associates, Inc. ("MED") for $500,000 cash and 300,000 shares of Common Stock. The stock payment is subject to an option in favor of the Company exercisable if MED does not achieve a certain earnings level for the fiscal year ending December 31, 1998. The option allows the Company to repurchase for a nominal price one share for every dollar MED's earnings fall short of the target earnings level. The assets and liabilities of MED are reflected on the consolidated balance sheet as of December 31, 1997. The results of MED's operations from the date of the acquisition to December 31, 1997 were not significant. Goodwill in the amount of $845,000 was recorded in the acquisition and will be amortized over ten years.

The Company recognizes revenues from the sale of communication systems at the time the equipment is shipped to the customer. The Company recognizes revenue from messaging at the time the transmission is made by the customer. The Company recognizes software license and development revenues, and installation and training charges as incurred.

Results of Operations

The following table sets forth for the periods indicated the relative percentages that certain income and expense items bear to total revenues:

                                         Year Ended December 31,
                                           1997    1996    1995
                                              %       %       %
Revenues
     Communications systems                  47       41       49
     Data transmission and messaging         53       59       51
          Total                             100      100      100
Operating expenses:
     Communications systems                  31       26       34
     Data transmission and messaging         27       31       31
     Selling, general and                    48       71       60
administrative expenses
          Total                             106      128      125
Loss from operations                        (6)     (28)     (25)
Other income                                 1        2        1
Net loss                                    (5)     (26)     (24)

Years ended December 31, 1997 and 1996

Total revenues for the year ended December 31, 1997 were $5,247,541, an increase of $1,746,359, or 50%, as compared to total revenues of $3,501,182 for the year ended December 31, 1996.

Communication systems revenues in 1997, which consist principally of revenues from the sale of BOATRACS equipment and related software, were $2,456,638, or 47%, of total revenues, an increase of $1,028,816, or 72%, over the prior year. This growth in communications systems revenues is attributable primarily to an increase in sales of equipment to new customers in Europe and Canada and increased software sales in the United States. Communication systems revenues also include two months of MED revenues.

Data transmission and messaging revenues, which consist of fees for messaging services provided to BOATRACS units installed on vessels, were $2,790,903, or 53%, of total revenues, an increase of $717,543, or 35%, over the prior year. The increase in data transmission and messaging revenues primarily reflects an overall increase in messaging services provided by the Company as a result of growth in the number of units installed on vessels in prior periods and increased usage by some customers.

Communication systems expenses were $1,615,929, or 66% of communications systems revenues for 1997, an increase of $702,865, or 77%, compared to $913,064, which represented 64% of communications systems revenues in 1996. The dollar increase in expenses primarily reflects increased equipment sales in Europe and Canada and related software. The increase in communications systems expenses as a percentage of communications systems revenues is primarily due to the inclusion of two months of expenses of MED purchased in 1997. Without the MED expenses the percentage would be unchanged from the prior year.

Data transmission and messaging expenses were $1,418,461, or 51% of data transmission and messaging revenues in 1997, an increase of $328,742, or 30%, compared to $1,089,719, which represented 53% of data transmission and messaging revenues in the prior year. The dollar increase in costs reflects increased data transmission and messaging services rendered due to increased equipment sales and related usage. The decrease in data transmission messaging costs as a percentage of data transmission messaging revenues is due to increased revenues with a relatively low marginal cost of providing this service, and to increased sales to fleet customers with greater utilization of the system.

Selling, general and administrative expenses were $2,505,190, or 48% of total revenues for 1997, an increase of $44,172, or 2%, compared to $2,461,018, or 71% of total revenues in the prior year. The increased dollar amount is primarily attributable to various increased expenses including salary and related expenses, outside consultants, advertising and shareholder relations and certain prepaid consultant costs, partially offset by a decrease in legal, computer consultants, telephone and European expenses. In 1997, the selling, general and administrative expenses include two months of expenses of MED. In addition, selling, general and administrative expenses include two months amortization of goodwill on the purchase of MED in the amount of $14,083. The Company anticipates that the dollar amount of selling, general and administrative expenses will increase in the future to accommodate the Company's growth.

Other income in both 1997 and 1996 consisted of interest income partially offset by interest expense.

As a result of the factors described above, net loss was $254,887, or 5% of total revenues for 1997, compared to $905,438, or 26% of total revenues for 1996, a decrease in net loss of $650,551. This represents a 72% decrease in net loss compared to the prior year.

Liquidity and Capital Resources

Through December 31, 1997, the Company funded its operations primarily through revenues generated from operations, private loans and private placements of Common Stock. The Company's cash balance at December 31, 1997 was $392,712, an increase of $289,568, or 281%, over the December 31, 1996 cash balance of $103,144. At December 31, 1997, working capital was $21,976, a decrease of $249,031 from the working capital of $271,007 at December 31, 1996. The decrease in working capital was due to investment balances being used for working capital and increases in accounts payable. Cash of $135,015 was used in operating activities, cash of $702,954 was used in investing activities, and cash of $857,507 was provided by financing activities during 1997. Cash used in investing activities included the proceeds from maturity of investment securities and goodwill purchased through acquisition. Cash provided by financing activities included payments received on note receivable issued for common stock and common stock issued in acquisition.

There were no investment securities at December 31, 1997, a decrease of $425,852, compared to the prior year balance of $425,852, due to use of some funds in operations and excess funds being invested in cash equivalents. Accounts receivable net of an allowance for uncollectible amounts increased $379,764 to $937,010 due primarily to higher messaging billings during the year and the acquisition of MED. Prepaid expenses and other assets were $107,435 at December 31, 1997, an increase of $33,725, or 46%, compared to the prior period, due primarily to increased prepaid insurance, deposits and interest receivable. Inventory at December 31, 1997 was $234,092, compared to $92,118 in the prior year, an increase of $141,974 due primarily to units held for future sales in Europe and the United States. Property, net of accumulated depreciation, was $223,863 at December 31, 1997, compared to $120,731 in the prior year, an increase of $103,132, or 85%, due primarily to the purchase of additional computer equipment and office furniture. Notes receivable increased to $310,463 at December 31, 1997, from $208,463 at December 31, 1996, an increase of $102,000, or 49%, due to the increase of a loan to a Canadian distributor, which is expected to continue to increase during 1998. Goodwill in the amount of $845,000 was recorded in the acquisition of MED.

Accounts payable were $1,133,997 at December 31, 1997, an increase of $404,074, or 55% compared to a balance of $729,923 in the prior year due to higher vendor payables owing to QUALCOMM resulting primarily from increased messaging costs. Accrued expenses were $265,276 at December 31, 1997, an increase of $198,533, or 297%, compared to a balance of $66,743 at the prior year due to increased accruals including the Company's European subsidiary and MED. Acquisition costs payable in the amount of $250,000 payable in December, 1998, relates to the purchase of MED. A short-term margin loan was paid off at December 31, 1997, compared to a balance of $139,268 at December 31, 1996, reflecting borrowings against investment securities.

Deferred compensation, net of borrowings, was paid off at December 31, 1997, compared to $45,129 at December 31, 1996. The borrowings had been offset against deferred compensation in accordance with the amended terms of the note.

The Company anticipates that any future funding requirements will be satisfied through potential public and private financings. The known resources of liquidity of the Company, coupled with the projections for revenue, are expected to cover the Company's cash needs until at least the end of 1998.

The Company anticipates making capital expenditures in excess of $100,000 (other than cash for acquisitions) during 1998 primarily on computer and office equipment. This amount excludes any capital expenditures which may result from the acquisition of Enerdyne (see "Risk Factors - Risks Associated with potential Acquisition of Enerdyne, Inc.").

The Company has entered into a letter of intent to acquire Enerdyne Technologies Inc ("Enerdyne"). Currently, consummation of the acquisition of Enerdyne is subject to the satisfaction of certain conditions and the final approval of both parties. No assurances that the acquisition will proceed can be made. If the acquisition does proceed, it will require the Company to raise substantial amounts of capital to pay the purchase price of the acquisition. In addition, the Company may be required to raise additional capital to fund the operations and growth of the combined companies. The Company cannot, at this time, determine the amount of capital which will be required or the sources of that capital. The Company currently contemplates that a large percentage of the capital necessary to pay the purchase price will be raised through traditional debt financing sources. Additionally, it is contemplated that a portion of the consideration to be paid to Enerdyne will include issuance of additional Common Stock. Such issuance will result in dilution to existing shareholders.

Acquisition of Enerdyne and other acquisitions and expansion of the Company's business may require a commitment of substantial funds. To the extent that the net proceeds of recent private financing activities and internally generated funds are insufficient to fund the Company's operating requirements, it may be necessary for the Company to seek additional funding, either through collaborative arrangements or through public or private financing. There can be no assurance that additional financing will be available on acceptable terms or at all. If additional funds are raised by issuing equity securities, dilution to the existing shareholders may result. If adequate funds are not available, the Company's business would be adversely affected.

Year 2000 Issues

In the operation of its business, the Company uses commercial computer software primarily purchased from or provided by independent software vendors. After an analysis of the Company's exposure to the impact of "year 2000 issues" (i.e. issues that may arise resulting from computer programs that use only the last two, rather than all four, digits of the year), management has determined that such commercial software is already substantially year 2000 compliant, and that completion of year 2000 compliance should not have a material impact on the Company's business, operations or financial condition. Management is not in a position to evaluate the extent (if any) to which any year 2000 issues that may affect the economy generally or any suppliers or others with whom the Company does business in particular would also be likely to affect the Company.

                            BUSINESS

Introduction

BOATRACS' objectives include providing reliable and cost effective data communications systems for commercial marine applications. To achieve this objective, the Company currently offers the OmniTRACS satellite-based communications and tracking system (the "OmniTRACS System") developed, manufactured and licensed by QUALCOMM. The Company has certain exclusive distribution rights for the OmniTRACS System in the United States for marine application under a License and Distribution Agreement with QUALCOMM dated June 13, 1990, which has been amended from time to time. In addition, the Company or its wholly owned subsidiary BOATRACS (Europe) B.V. ("BOATRACS (Europe)") has agreements with QUALCOMM's authorized service providers in Canada and Europe for marine distribution of OmniTRACS for Canada and parts of Europe. The Company's 24-hour network center provides personal message relaying services to individual vessels and backup services to fleets of vessels.

The Company derives revenue primarily from four sources:

     a. Sales of QUALCOMM equipment and software and additional, complimentary and/or modified equipment created or procured by the Company for maritime application.
     b.   Data transmission and messaging charges.
     c. Software license fees and charges for custom software development.
     d.   Installation and training fees.

BOATRACS' primary source of customers is the commercial marine industry, which includes commercial fishermen, fuel transporters and the workboat industry of the inland waterways and coastal areas. The industry has demanding service requirements including mobility, positioning, durability, confidentiality and integrity of communications signals for the management of information.
Such information includes vessel logs, supplies, wage information, and fuel and engine monitoring. The integration of this information directly into shared-based office computer systems is very important to BOATRACS' customers. The Company has built software tools for both the vessel and the office enabling the integration of this information. Confidentiality of data transmission is an added concern of commercial maritime fleet operators. For example, scallop fishermen need to be able to communicate to shore about their catches and from boat to boat without informing competitors. Towboat dispatchers need to keep communications about customers confidential. Two-way radio and cellular phone service provide mobility but may lack complete privacy and have limited range.

The need for improved position reporting and communications abilities for commercial vehicles, such as trucking fleets, was addressed by QUALCOMM in 1988 with the development of its OmniTRACS System. The OmniTRACS System provides confidential two-way data messaging, position reporting and confirmation services. Through the adaptation and enhancement of QUALCOMM's already successful OmniTRACS system for marine application, BOATRACS believes that it has developed cost-effective, reliable and user-friendly solutions for many of the communications, vessel tracking and near "real time" data transfer needs of commercial vessel operators.

Effective November 1, 1997, the Company purchased certain assets as a going concern of MED Associates, Inc. ("MED"), a Mississippi based provider of software applications and service solutions to the commercial work boat industry and oil companies.

The Company has entered into a letter of intent to acquire Enerdyne Technologies, Inc. ("Enerdyne"), a privately held company located in Santee, California. Enerdyne sells video compression equipment for military and commercial applications. There can be no assurance that the acquisition will be consummated. If the transaction is contemplated, the Company anticipates the purchase price will be paid by a combination of cash and stock.

Background

The Company was incorporated in California in 1982 under the name
First National Corporation as a bank holding company. From 1982 to 1993, the Company provided, through its wholly-owned subsidiaries, business and individual banking services and certain corporate trust services.

On November 9, 1993, First National Corporation filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of California (the "Bankruptcy Court"). First National Corporation sold its principal asset consisting of 2,125,000 shares of common stock in First National Bank pursuant to an order of the Bankruptcy Court authorizing and approving such sale. On December 23, 1994, the Bankruptcy Court entered its order confirming First National Corporation's Second Amended Plan of Reorganization (the "Plan of Reorganization"), which became effective January 3, 1995.

On January 12, 1995, the Company (formerly First National Corporation) merged with BOATRACS, Inc. ("Old BOATRACS"), a California corporation formed in 1990 to be a distributor in the United States marine market of the OmniTRACS satellite-based communications and tracking system manufactured by QUALCOMM (the "Merger"). The Merger was approved by the Bankruptcy Court as part of the Plan of Reorganization. First National Corporation had no significant assets at the effective date of the Merger.

Pursuant to the Merger, the Company, which was the surviving corporation, changed its corporate name to "BOATRACS, Inc."; the outstanding shares of Old BOATRACS were converted into the right to receive slightly less than 95% of the shares of common stock to be issued by the surviving corporation; and each of the outstanding shares of First National Corporation was converted into the right to receive 1/7 of one share of the common stock of the surviving corporation, with an aggregate of slightly more than 5% of the shares of common stock issued by the Company to be issued to the shareholders of First National Corporation prior to the Merger. As a result of the Merger, the 63,018 issued and outstanding shares of Old BOATRACS were converted into the right to receive 9,500,000 shares of the Company's common stock, and the 3,570,899 issued and outstanding shares of the common stock of First National Corporation were converted into the right to receive approximately 510,000 shares of the Company's common stock. The Company became the successor to the business of Old BOATRACS.

The OmniTRACS and BOATRACS Systems

The OmniTRACS System, as adapted and enhanced by the Company for marine application (the "BOATRACS System"), provides confidential two-way data communications between a vessel or vessels at sea and a base station on land through the use of a mobile communications terminal ("MCT"), a satellite communications system and data delivery systems. The BOATRACS System also allows for hourly position reporting and monitoring and, using supplementary products, can provide engine performance and fuel consumption monitoring. As of December 31, 1997, the Company had installed approximately 1200 systems on marine vessels. The BOATRACS System is effective while a vessel is within the satellite's "footprint," which extends approximately 200 to 400 miles offshore most areas of the continental United States, Canada and parts of Europe. The BOATRACS System is an interactive communications network linking a vessel to shore and from shore-based personnel to vessels and from boat to boat. Messaging and positioning information are beamed from the vessel, via Ku-band satellite, to the QUALCOMM Network Management Facility ("NMF") in San Diego, California, or similar facilities in Canada and Europe, and then onto base stations at the customers' offices or to the BOATRACS 24-hour network center also in San Diego or to OceanTrac Systems Limited in Yarmouth, Canada. Messages that go to BOATRACS can be relayed by fax or e-mail, or by an operator via phone or fax. The BOATRACS System is capable of sending or receiving digital (text) messages or files to or from a vessel.

The QUALCOMM Automatic Satellite Position Reporting ("QASPR") system is featured in all BOATRACS mobile units. The NMF uses the QASPR system to calculate a vessel's position, within a radius of 1000 feet. This position is made available to shore-based users. As an option, MCTs can be provided with integrated global positioning systems ("GPS").

The QUALCOMM NMF is the communications hub of the BOATRACS System. All communications are transmitted via satellite through a 9-meter dish located on the QUALCOMM premises. A backup NMF and dish are maintained by QUALCOMM in Las Vegas, Nevada. Connections to the QUALCOMM NMF are supported through existing lease-line and dial-up services. In other countries where the Company operates, the OmniTRACS system is available through QUALCOMM's authorized service providers for that particular country.

In the United States, satellite service is provided by GE aboard an existing satellite under a "protected lease" which guarantees transponders will be available to QUALCOMM through one of GE's available satellites. In other countries, other regional or national satellites are utilized by the Company through arrangements with QUALCOMM's authorized service providers.

The BOATRACS 24-hour Network Center is located in the San Diego headquarters and provides message relaying and stand-by backup services for fleets and individual vessels using the system in the United States. The San Diego Network Center also facilitates some services, which are offered to European vessels. The Company also offers certain services from its wholly owned subsidiary BOATRACS (Europe) B.V. office in Leiden, The
Netherlands, to European vessels.   In addition, the Company's
Canadian distributor, OceanTrac Systems Limited provides services to Canadian vessels from a network center in Nova Scotia, Canada. Computers communicate to the QUALCOMM NMF by modem to monitor customer accounts on the system. BOATRACS operators relay satellite messages between vessels and their families or business associates on shore and from shore-based personnel to vessels. Other custom services are also available.

BOATRACS charges its customers for the transmission of each message and for the transmission of each character within a message. There is also a monthly connection fee for the MCT to be on-line and for hourly position reports. The charges are subject to certain volume discounts. Additional charges are assessed for certain services provided by the network centers.

On the Vessel

The MCT consists of three basic components: the Communications Unit, the Keyboard/Display Unit and the Outdoor Unit. The Communications Unit is about the size of a briefcase with a rugged exterior casing. The Keyboard Display Unit has an imbedded display and is usually kept in the pilot house or wherever other communication and navigation devices are kept on the vessel. Messages are both created and received on a four- or fifteen-line liquid crystal display screen. The Outdoor Unit is the antenna, which is mounted externally, generally on top of the vessel wheelhouse. The design of the unit allows for both ease of installation and efficient use of what is usually limited space. Software menus and simple wording on the Keyboard/Display Unit facilitate easy use of the system to send and receive messages. Although many of BOATRACS' customers use only the basic MCT, BOATRACS offers optional products that interface with the basic unit. Customers also have the option of using personal computer and BOATRACS' WINDOWS BOATCOMM User Interface Software ("WBUI") instead of the Keyboard/Display Unit. The WBUI allows for the same features as the Keyboard Display Unit with the added benefits of using a full screen and being able to send/receive computer files of any type.

BOATRACS Network Center

BOATRACS operates a 24-hour Network Center from its San Diego, California-based offices and a Network Center in Leiden, The Netherlands, where messages are forwarded to vessels and land-based connections. In addition, OceanTrac Systems Limited, the Company's representative in Canada, operates a Network Center in Nova Scotia. After initial set-up costs are incurred, the network facility will be a virtually fixed cost operation with the potential to handle hundreds of additional units at a small incremental cost.

In San Diego, the BOATRACS' Network Center is linked via a dedicated telephone line for data transfers via modem directly to QUALCOMM's NMF in San Diego, where message transmissions to and from the vessels are formatted and processed. The network center also has a dedicated line to a local internet service provider for internal internet use as well as value-added messaging services for vessels.

Network Management Facilities

One component of the Network Management Facility is an earth station for communication with the MCTs via satellite. All individual messages originating from either the NMF or the vessels are automatically acknowledged electronically upon receipt and checked for accuracy of transmission by the system. If not received correctly, the messages are automatically retransmitted. Since all messages and position reports are transmitted in data format, they can be stored for later retrieval and viewing.

In the Office

Generally, a customer with less than four units uses the Company's 24-hour network service only. Typically, a customer who has more than four BOATRACS units elects to establish an in-house base station. The base station provides the customer with an in-house communications link and vessel-tracking capability. The base station is comprised of a computer and BOATRACS or third party communications software containing a mapping function whereby a customer can follow the progress of its fleet on a detailed computer map. Communications are conducted via modem directly between the customer's base station and the NMF maintained by QUALCOMM for satellite transmission to the customer's vessels.

Based upon reports from customers, the Company believes that its marine industry customers typically experience increased worker productivity, asset utilization and dispatching efficiency while saving communications costs. Many customers enter into a three- to five-year contract with the Company, establishing a fixed rate to be paid for messaging services used by the customer during the contract term.

Research and Development

During 1997 and 1996 the Company spent $199,000 and $255,000 respectively on the research and development of software to complement the BOATRACS System. These costs were not passed on to the Company's customers.

Purchase of MED Associates, Inc.

Effective November 1, 1997, the Company purchased certain assets and liabilities of MED Associates, Inc. ("MED") for $500,000 cash, and 300,000 shares of Common Stock. The stock payment is subject to an option in favor of the Company exercisable if MED does not achieve a certain earnings level for the fiscal year ending December 31, 1998. The option allows the Company to purchase at a nominal cost one share for every dollar such earnings fall short of the target.

MED is a Mississippi-based developer of external application software services to the marine industry for use in connection with the BOATRACS System and other communication systems. The external application software can enhance the customer's use of operational data sent through the BOATRACS System. Additionally, their proximity to existing and future BOATRACS customers in the work boat industry facilitates more timely customer service solutions to those customers.

Dependence upon Significant Customers

The Company's primary source of customers is the commercial marine industry. Two customers, Tidewater Inc. and Kirby Corporation, each represented more than 10% of the Company's total sales in 1997. The loss of either one of these customers could have a material adverse effect on the Company. In addition, MED derives significant portions of its revenues from Tidewater Inc. (45% of MED's total revenues for the last two months of 1997).

The major customers may change yearly as they are calculated on total revenues including sales of communications systems. Purchases of communication systems by a customer may not occur yearly and there can be no assurance that such customers will make significant purchases of the Company's products in the future. The only relationship between the Company and any of the above customers is that the Company sells to each customer communication systems and messaging services. In addition, MED provides software solutions to certain customers of the Company. Agreements

Agreements with QUALCOMM

The Company has distribution rights for the OmniTRACS System in the United States for marine application under a License and Distribution Agreement dated June 13, 1990, as amended from time to time (the "Distribution Agreement") with QUALCOMM. The Distribution Agreement has an initial term of five years with three options to extend for five years each (provided that BOATRACS is in full compliance with the terms of the Distribution Agreement) for a total of twenty years through 2010. The first option to extend has been exercised by the Company. The Distribution Agreement calls for the negotiation in good faith of a new agreement upon the expiration of the last option.

Under the Distribution Agreement, the Company has certain exclusive rights to distribute the OmniTRACS System for marine application and to provide messaging services to end users of such products for marine application within the coastal waters of the United States (as defined in the Distribution Agreement) of the Atlantic and Pacific Oceans.

Under the Distribution Agreement, BOATRACS is required to sell a certain minimum number of MCTs in order to maintain the exclusivity of its distribution rights, commencing with 480 MCTs in the aggregate by December 31, 1996. Thereafter, the minimum purchase requirements for each calendar year are to be agreed upon between the Company and QUALCOMM subject to a minimum of 300 MCTs for the calendar year ending December 31, 1997 and increasing by 10% each year thereafter. The requirements were met for the years ended December 31, 1997 and 1996.

QUALCOMM, a public company with fiscal year ended September 30, 1997 revenues in excess of $2,096 million and current capitalization in excess of $3.0 billion, is a leader in digital wireless communications technologies. In the United States, QUALCOMM manufactures and services the MCTs. QUALCOMM also directly sells MCTs, along with office-based software and computers to monitor and communicate with the MCTs, to the transportation industry. In the United States, QUALCOMM provides the OmniTRACS service for its own customers as well as BOATRACS' customers, by leasing the Ku-band satellite transponders and maintaining the Network Management Facility which processes all communications between the satellites and customers' and the Company's base stations. QUALCOMM also maintains a back-up Network Management Facility in Las Vegas, Nevada in case of any malfunction to the system in San Diego, California.

QUALCOMM is responsible for the manufacture and warranty repair of all of the OmniTRACS units supplied by it subject to the terms of the Distribution Agreement. Warranties for a specified period are passed on to the Company's customers. Extended warranties may be purchased at an additional cost.

If BOATRACS desires to sell its business, QUALCOMM has a right of first refusal under the Distribution Agreement to purchase the business of BOATRACS on the terms of the sale to the proposed transferee.

QUALCOMM's obligation to provide messaging services pursuant to the Distribution Agreement was contingent upon, among other things, receiving a permanent license from the FCC to operate the OmniTRACS System for marine application. This license was granted to QUALCOMM, effective January 3, 1997, which added marine capability to use with the OmniTRACS system for up to 100,000 MCTs for a term of 10 years. In addition, the International Telecommunications Union ("ITU") approved the Ku-band frequency which OmniTRACS uses for mobile use including marine applications.

If QUALCOMM becomes unable to provide messaging services either directly or through a third party, or elects not to remain in the business of providing such services, QUALCOMM may terminate the Distribution Agreement with no further liability by giving BOATRACS six months prior notice. If QUALCOMM elects to terminate the Distribution Agreement, QUALCOMM must take reasonable and necessary steps to enable BOATRACS to continue to provide messaging services to its end users. BOATRACS may terminate the Distribution Agreement under certain circumstances if new technology for a system comparable to the BOATRACS System is developed by certain entities other than QUALCOMM.

The Company also entered into a license agreement with QUALCOMM (the "License Agreement") pursuant to which QUALCOMM will pay the Company a per copy royalty for the right to use, sublicense and distribute certain interface software developed and owned by the Company as an enhancement to QUALCOMM's OmniTRACS System. The License Agreement term commenced in March, 1995 and will terminate upon the termination of the Distribution Agreement between the Company and QUALCOMM.

During March, 1995, the Company issued 1,112,265 shares of Common Stock to QUALCOMM for $737,000. The purchase price of the shares will be paid by a reduction in the price of certain products and services currently provided by QUALCOMM to the Company and, upon satisfaction of certain conditions, the conversion of a certain non-exclusive territory to an exclusive territory, under the License Agreement and the Distribution Agreement. The transaction was recorded as a note receivable for Common Stock issued which is reduced as discounts are earned. Through December 31, 1997, a total of $550,079 in discounts were earned.

Sub-Service Provider Agreement with ALCATEL QUALCOMM

In March, 1997, the Company's wholly-owned subsidiary BOATRACS (Europe) signed a five year Sub-Service Provider Agreement with ALCATEL QUALCOMM, a French company, which is a joint venture company between the ALCATEL Group and QUALCOMM. The agreement appoints BOATRACS (Europe) to be the maritime distributor and to provide maritime satellite-based communications and tracking of vessels to certain countries in Europe on a similar basis that BOATRACS operates in the United States.

Agreement with OCEANTRAC SYSTEMS LIMITED

In September, 1996, the company entered into an agreement with Oceantrac Systems Limited ("SYSTEMS"), providing for the establishment of Oceantrac Incorporated, a Canadian subsidiary of SYSTEMS ("OCEANTRAC"). Under the terms of the agreement, OCEANTRAC will act as the sole representative of SYSTEMS for marketing, distribution and sale of the BOATRACS System (as defined in such agreement) and any related business in the territory granted under the license from the Company including the provinces of Ontario, Quebec, New Brunswick, Prince Edward Island, Nova Scotia, Newfoundland and Labrador. BOATRACS holds an option to acquire a majority of the issued and outstanding shares of the capital stock of OCEANTRAC.

Regulation

Domestic Operations

Company's products are subject to various FCC regulations in the U.S. These regulations require that the Company's products meet certain radio frequency emission standards and not cause unallowable interference to other services. QUALCOMM filed an application with the FCC for a standard experimental license with a two-year term, which was granted effective August 18, 1995. In addition, QUALCOMM pursued a Petition for Rulemaking which it filed with the FCC in 1992 to amend the Table of Frequency Allocations permitting non-experimental use of the frequencies utilized by the OmniTRACS system in the United States coastal waters. Effective January 3, 1997, this license was granted to QUALCOMM, which added marine capability to use with the OmniTRACS system for up to 100,000 MCTs for a term of 10 years. There can be no assurance that QUALCOMM's current license will continue to be renewed.

International Operations

BOATRACS intends to continue its expansion into additional international markets. In countries which QUALCOMM has an affiliated OmniTRACS service provider, the Company believes that such affiliate or BOATRACS will attempt to secure the necessary regulatory approvals, licenses and/or permits and renewals thereof for maritime applications from the local governmental authorities for the affiliate or the Company. In countries in which no QUALCOMM affiliate is operating, the Company will apply to the local governmental authority for applicable approvals, licenses and/or permits and renewals thereof. No assurance can be given that the Company will be able to obtain the required approvals, licenses and/or permits and renewals thereof. BOATRACS, though its BOATRACS (Europe) subsidiary, maintains a sales and customer support office and network center in Leiden, The Netherlands. Currently the Company has MCTs installed on vessels in a number of countries in Europe.

Additional Products

BOATRACS continues to develop new software products to complement the BOATRACS product line. This software is sold to BOATRACS' customers under BOATRACS' proprietary names.

The Company is seeking strategic alliances with companies that have a proven product or service in the marine market. In addition, BOATRACS uses its commercially reasonable best efforts to stay abreast of new products and services that can complement its existing product and service offerings and seeks to build additional strategic relationships with companies that are developing new interfaces and marine related products that require communications between a vessel and the shore. BOATRACS continues to explore ways to economically enhance these relationships by acquiring either sales and distribution rights to, or direct ownership of, the products developed. The Company believes that these efforts have the potential to result in significant growth in installed units and message volume in the future.

In March, 1998, the Company amended the reseller arrangement with Orbital Communications Corporation ("ORBCOMM"), which is developing a Low-Earth Orbit system ("LEO"), pursuant to which the Company will distribute ORBCOMM's LEO services on a non exclusive basis to the worldwide marine market if and when such services become commercially available. The LEO system, if it proves successful, will complement BOATRACS' present services. ORBCOMM estimates the system will be operational during late 1998 or 1999.

Market Expansion

The Company believes that there is a sizable market in the United States and abroad for its products and has developed a strategy to expand into selected markets by providing innovative solutions to customer needs. The following are descriptions of certain areas of potential market expansion being explored by the Company. There can be no assurances that any of the Company's market expansion efforts will be successful.

Proposed United States Fishing Regulations

As a result of the critical level of various fishing resources, the National Marine Fisheries Service ("NMFS"), a division of the United States Department of Commerce, is managing the population of specific marine species through recently imposed (but not enforced) regulations of the domestic scallop and ground fishing fleets. These regulations impose restrictions on the number of days and locations that certain vessels can fish. Compliance with these regulations requires a certified tracking device to monitor on a 24-hour basis the position of vessels licensed to catch a regulated species. On March 11, 1998, The BOATRACS System was certified by NMFS. The Company believes that the sales potential in the domestic scallop and ground fishing industries are still difficult to forecast. It is anticipated that as fish stocks dwindle, the number of licensed fishing vessels also declines, but the Company anticipates an increase in sales of MCTs due to NMFS regulation. Additionally, the currently contemplated implementation of satellite transponders onboard fishing vessels may be overruled by emergency measures, alternative management schemes, or acts of Congress which could close certain fisheries in total or in part. BOATRACS has installed more than 160 units on fishing vessels that could fall within the proposed regulations calling for certified tracking devices.

International Distribution of the BOATRACS System

Numerous Ku-band satellites currently provide coverage in regions outside the United States, including Japan, Europe, Canada, Mexico and regions of the former Soviet Union. Additionally, QUALCOMM uses a C-Band satellite to provide coverage in Brazil. As a result, the Company believes that a significant opportunity exists for utilization of the BOATRACS System outside of the United States. Because the Company's business is currently dependent upon services provided by QUALCOMM through its OmniTRACS operations, the Company's primary strategy is to expand its services to selected areas of the world where the OmniTRACS service has been established. The Company's operations in such areas would be conducted pursuant to agreements to be negotiated between the Company and QUALCOMM's local OmniTRACS service providers. In countries in which no OmniTRACS service provider is operating, the Company may seek to enter into agreements with providers of other communications services, if available.

Canada. In September, 1996, the Company entered into an agreement with Oceantrac Systems Limited ("SYSTEMS") providing for the establishment of Oceantrac Incorporated, a Canadian subsidiary of Systems ("OCEANTRAC"). Under the terms of the agreement, OCEANTRAC will act as the sole representative of SYSTEMS for marketing, distribution and sale of the BOATRACS System and any related business in the territory granted under the license from the Company including the provinces of Ontario, Quebec, New Brunswick, Prince Edward Island, Nova Scotia, Newfoundland and Labrador. See "Business - Agreements."

In December, 1997, SYSTEMS signed a Memorandum of Understanding with the Department of National Defense of Canada which defines their relationship in search and rescue operations ("SAR"). Within the Canadian Federal SAR system, there is a requirement for a single Initial Point of Contact (IPOC) for service providers like SYSTEMS. The Memorandum of Understanding establishes the Rescue Coordination Center (RCC) in Halifax, Canada, as the IPOC for marine emergency calls received by SYSTEMS and outlines the procedures for OceanTrac Systems Limited to forward information to RCC Halifax and to assist in resolving SAR cases.

Europe. BOATRACS (Europe) has currently established a network center, sales and customer support office in The Netherlands to offer the BOATRACS System in the European and Mediterranean markets. Except for anticipated modifications to incorporate European maps, only minimal product changes or enhancements are necessary to enter the European market. The success of the Company's BOATRACS (Europe) subsidiary in Europe is in part dependent upon identifying or developing software solutions and providing them to the market in a timely manner. The largest customer of BOATRACS (Europe) is in Germany and it continues to offer the BOATRACS System as evaluation units to demonstrate the value-added message relaying and monitoring services that BOATRACS could provide to the maritime industry in certain areas of Europe.

BOATRACS intends to focus on three key market sectors in Europe: fishing, coastal and inland towing. BOATRACS (Europe) plans to establish sales activities in European countries where an agreement can be reached with the local OmniTRACS service provider or distributor of other communications services and where a marine license can be obtained from the local government. The Company also intends to provide network services on demand and to begin working with industry associations to better utilize today's technology. Through local sales agents and a highly focused sales strategy aimed directly at the largest fleets, BOATRACS hopes to establish a profitable market in the European marine industry.

Additional Overseas Expansion. The Company has been asked by various entities to commence activities in Asia and South America. Expansion in these areas will depend on available resources, as these are large markets with specific needs. No decision has yet been made regarding such possible expansion.

Sales and Distribution

Since its inception, the Company has engaged manufacturer's representatives to place the Company's products with marine electronics dealers which sell to the end user. The representatives provided BOATRACS with introductions to the marine market. However, with few exceptions, BOATRACS has not had success from the dealer and manufacturers' representative system of distribution. Except in the New England fishing market, most of the selling and distributing has been generated by the San Diego office and its field sales representatives. Although some dealers provide excellent local service, the Company assigns salespeople to geographic areas where there is a concentration of potential customers. In addition, the Company is continually seeking relationships with third-party distributors which can provide sales and service support for its products. The Company believes that such arrangements have the potential to result in sales in areas where it is not cost-effective to have a full-time BOATRACS salesperson. In the New England and Atlantic fishing markets the Company has agreements with ten dealers.

Competition

The mobile communications industry is highly competitive. The industry includes major domestic and international companies, many of which have financial, technical, marketing, sales, distribution and other resources substantially greater than those of the Company. The Company competes in its market on the basis of product quality, reliability, price, customer support and product features. The Company believes that it is currently generally competitive with respect to each of these factors. However, the Company's competitors are aggressively pricing their products and will likely continue to do so in the future. In addition, these competitors are offering new value-added products and services similar to those developed or being developed by the Company or QUALCOMM. Emergence of new competitors, particularly those offering lower cost products, enhancements, additional features and Low-Earth Orbit (LEO) satellite communications systems, may impact margins and intensify competition in new markets.

The following is an overview of certain products and services that compete with BOATRACS products and services:

Alternative Satellite Service Providers. Several competing entities provide satellite-based mobile voice and data systems in marine markets. INMARSAT, an international consortium, provides maritime voice, facsimile and data services nearly worldwide using capacity on a combination of owned and leased satellites. American Mobile Satellite Corporation currently offers data communications and vessel tracking using its newly launched L-band satellite, and a voice-based system. ARGOS provides one-way (ship to shore) communications and position reporting in many parts of the world. When ARGOS operates on the Japanese ADEOS2 satellite it will offer two-way communication. INMARSAT is approved to provide Global Marine Distress Safety System ("GMDSS") notices and communications. GMDSS requires shipping vessels of a certain nature and size that operate certain routes to have a GMDSS approved communications system by February, 1999. The BOATRACS System cannot become GMDSS approved because the BOATRACS System's coverage is not global. The Company is at a disadvantage without such approval. EUTELSAT, a European organization, has lobbied the International Maritime Organization ("IMO") to consider approving a regional category that would allow vessels operating in a specific regional area to utilize a regional-based system such as the BOATRACS System.
Alternatively, a request to be recognized as a distress monitoring and safety system to individual countries in which the Company operates could be made, but there are no assurances that countries would respond to such a request. If such approval is not obtained, the Company will be at a disadvantage when attempting to sell to certain shipping, workboat and towing companies.

Radio. Although radios are required for most vessels, many small businesses rely exclusively on radios for their communication needs throughout the marine industry. Radio can be used to communicate with a marine operator, who can in turn place a long distance telephone call for the radio user. Typically, the cost of the marine operator together with the long distance telephone charges can be significant. Radio is not dependable in inclement weather, lacks confidentiality, and does not always provide a clear signal.

Cellular phone. Cellular phone provides clear, easy to use communication to many boats including pleasure boats and commercial shipping, workboat and towing operators. Although a cellular system provides a clear hook-up and a reliable service, it is relatively more expensive. The cellular range is also limited because the networks of cell sites were placed in locations most suitable for automobiles and not for vessels. This means that coverage on the water is limited. Cellular phones are usually out of range ten miles from the coast; however, in the United States, Waterway Communications Systems, Inc. ("Watercomm") provides cellular radio phone service for vessels operating on inland waterways. Watercomm phones utilize radio towers placed along the major U.S. rivers to send and receive voice and data transmissions. Watercomm users incur a connection charge as well as a per-minute usage charge, based on where the vessel is operating. In Europe, GSM, the European cellular phone service, offers extensive coverage and plans to provide coverage to nearly all of Europe's population. GSM cellular phone service also provides a user the convenience of using a single phone in many different countries; however, there are significant roaming charges when roaming in a non-home country.

Proprietary Information

The Company relies on a combination of copyrights, trade secrets, trademarks and proprietary information to maintain and enhance its competitive position. According to reports filed with the Commission, QUALCOMM has been granted United States patents and has patent applications pending in the United States with respect to the OmniTRACS System. QUALCOMM has also reported that it actively pursues patent protection in other countries of interest, which protection may or may not cover OmniTRACS products.

Employees

At April 15, 1998, the Company had 27 full-time and 5 part-time employees.

Facilities

The Company conducts its operations from a leased 8,300 square foot facility in San Diego, California. The lease expires in September, 1998. BOATRACS (Europe) operates from a leased facility in Leiden, The Netherlands, the lease for which expires in December, 2001.

The Company has entered into a lease for a 12,780 square foot facility to be occupied by the Company with effect for 54 months commencing in June, 1998. The premises are located in San Diego, California.

Legal Matters

The Company is not currently involved in any material legal proceedings.


                           MANAGEMENT

The executive officers and directors of the Company and their ages as of April 15, 1997 are as follows:

Name                Age       Position

Michael Silverman   53        Chairman, Director

Jon Gilbert         54        President, Chief Executive Officer,
Director

Annette Friskopp    34        Executive Vice President, Director

Giles Bateman       53        Director

Luis Maizel         47        Director

Mitchell Lynn       49        Director

Julius Trump        54        Director

Daniel Negroni      32        Vice President, Business
                              Development and Domestic Sales

Charles Drobny, Jr. 47        Vice President, Application
                              Development

Curt McLeland       34        Chief Financial Officer

Peter Carides       32        Managing Director, Boatracs
(Europe) B.V.

Mr. Silverman formed BOATRACS, Inc in 1990 ("Old BOATRACS") and served as its Chairman, Chief Executive Officer, President and a director of that company from its inception until the merger of Old BOATRACS with the Company (the "Merger") on January 12, 1995, at which time he assumed the same positions with the Company.
Mr. Silverman served the Company as President and Chief Executive Officer until October, 1997. Mr. Silverman is a Chartered Accountant (South Africa) and received a Master of Business Administration degree from Stanford University.

Mr. Gilbert joined the Company as its President, Chief Executive Officer and director in October, 1997. Mr. Gilbert was with Maintenance Warehouse the previous 12 years and held several executive positions, including the title of Chief Executive Officer. Mr. Gilbert earned a Bachelor of Science Degree from UCLA. In addition to being a Certified Public Accountant, he holds a Masters in Accounting Degree.

Ms. Friskopp joined Old BOATRACS in 1991 as Senior Vice President of Production, Development and Operations and assumed her present positions with the Company following the Merger. Prior to joining Old BOATRACS, Ms. Friskopp attended Harvard Business School where she earned a Master of Business Administration. Ms. Friskopp holds a Bachelor of Science degree in Accounting with emphasis on International Business from the University of Nebraska and she has credits from other universities for her studies in Europe and Asia. She is a Certified Public Accountant and previously worked in the audit division of Price Waterhouse.

Mr. Bateman was elected a director of Old BOATRACS in 1994 and became a director of the Company upon the Merger. Since 1991, Mr. Bateman has served as a director of Comp USA, a superstore computer retailer, and has served as that company's chairman since 1993. Mr. Bateman was a co-founder of The Price Company and served as chief financial officer and a director of that company from 1976 to 1991 and as vice chairman from 1986 to 1991. Mr. Bateman holds a Bachelor of Arts Degree in Jurisprudence, from Oxford University, England, and a Master of Business Administration from Harvard Business School.

Mr. Maizel became a director of the Company in October, 1995. For more than the past five years, Mr. Maizel has been president of LM Advisors and LM Capital Management, both money management firms, and a board member of several financial and commercial corporations in the U.S. and Mexico. He was born and raised in Mexico City, holds a Bachelor of Science Degree in Mechanical Electrical Engineering, a Master of Science in Industrial Engineering from the National University of Mexico and an Master of Business Administration from Harvard Business School where he also was a faculty member.

Mr. Lynn became a director of the Company in June, 1997. He is also President and Managing Director of Combined Resources International, a manufacturer of picture frames and other items. Mr. Lynn was President of The Price Company, a San Diego based warehouse club retailer from 1990-1993 and later senior executive vice president of Price/Costco until he resigned in 1994. He is a California Certified Public Accountant and holds Bachelor of Arts Degree in Economics and a Master of Business Administration from UCLA.

Mr. Trump became a director of the Company in June, 1997. He has served as Chairman or Co-Chairman of The Trump Group (a private investment group) for more than five years. In addition, Mr. Trump served as Chairman of the Board and Chief Executive Officer of CSK Auto Corporation (a retailer of automotive parts and accessories) for more than five years prior to his resignation in January, 1997, and continues to serve as a director of CSK Auto Corporation.

Mr. Negroni joined the Company in October, 1997 as Vice President of Business Development and Domestic Sales. Prior to joining the Company, Mr. Negroni was with Seltzer Caplan Wilkins & McMahon where he focused on business transactional law within the high technology industry. From 1993 to 1995, he held the position of Vice President, Sales and Marketing, at Dearan Imports. Mr. Negroni holds a Bachelor of Science in Business Administration from Boston University and a Juris Doctorate degree from Georgetown University Law Center in Washington, D.C.

Mr. Drobny joined the Company in November, 1997 as Vice
President, Application Development when the Company purchased MED
Associates, Inc.  Mr. Drobny started MED as Management
Engineering Design in September, 1993. Prior to 1993, Mr. Drobny was Vice President and General Manager of Genesis Systems in Bay
St. Louis, a manufacturer of marine information systems.

Mr. McLeland joined the Company in March, 1998 as Chief Financial Officer. Prior to joining the Company Mr. McLeland held the position as Chief Financial Officer at a San Diego internet service provider. From 1994 to 1996 Mr. McLeland held the position as Chief Financial Officer at RJR Horizons, Inc., a San Diego company which owns multiple software training franchises. From 1990 to 1993 Mr. McLeland was in the audit department of KPMG Peat Marwick, San Diego. He holds a Bachelor of Science in Accounting from San Diego State University.

Mr. Carides joined the Company in March, 1998 as Managing Director of the Company's wholly owned subsidiary, Boatracs (Europe) B.V. Prior to joining the Company Mr. Carides had four years technical and eight years of management responsibilities in Hong Kong. He held the position of Executive Director with Brightpoint China Ltd from July, 1996 to early 1998 with SafKong Holdings Ltd., from 1993 to early 1998 and with Technlogy Resources International Ltd. from 1994 through 1996. He holds a Master of Business Administration from the University of Michigan and a Bachelor of Science in electrical engineering from the University of the Witwatersrand, South Africa.

There are no family relationship between any of the Company's directors and officers. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which any person has been elected or nominated as a director or executive officer. All directors and executive officers serve for a term of one year until the next Annual Meeting of Shareholders.

During the year ended December 31, 1997, the Board held four meetings where all directors were present except Ms. Friskopp who missed two meetings and Mr. Maizel and Mr. Trump who each missed one meeting. The Company presently has a Compensation Committee of the Board consisting of Giles Bateman and Mitchell Lynn. The Compensation Committee's primary function is to establish compensation for employees and to effect promotions. The Audit Committee, consisting of Michael Silverman, Giles Bateman, Luis Maizel and Mitchell Lynn, advises the Board as to the selection of the Company's independent accountants. During 1997, the Compensation Committee met three times and the Audit Committee did not meet, although audit issues were discussed by the committee at a regular Board meeting.
                     Executive Compensation

The following table sets forth for the years indicated certain compensation of the Company's Chairman and the persons occupying the office of Chief Executive Officer and the Company's executive officers who actually earned or who were paid on a basis of more than $100,000 in salary and bonuses in such years.

                   SUMMARY COMPENSATION TABLE

Name and                                      No. of shares
Principal Position  Year    Salary    Bonus   underlying
                                              Options

Michael Silverman   1997   $103,291(1)  $0
Chairman, Director  1996   $100,000     $0
                    1995   $100,000     $0

Jon Gilbert         1997   $26,154(2)   $0
President, Chief
Executive Officer,
Director

Annette Friskopp    1997   $130,769  $49,350
Executive Vice      1996   $124,961  $31,950     250,000
President,          1995   $107,654  $31,800
Director

Daniel Negroni      1997   $19,885(2)    $0      100,000
Vice President,
Business
Development and
Domestic Sales

Charles Drobny,     1997   $25,000(3)    $0
Jr.
Vice President,
Applications
Development

________________
(1) Mr. Silverman was the president and chief executive officer of the Company until October, 1997. He currently serves as Chairman of the Board at an annual salary of $120,000.
(2) Mr. Gilbert and Mr. Negroni joined the Company during October, 1997. Mr. Gilbert's annual salary is $120,000 and Mr. Negroni's annual salary is $120,000.
(3) Mr. Drobny became Vice President effective November 1, 1997 through an acquisition of his company, MED Associates, Inc. Mr. Drobny's annual salary is $150,000.

The Company entered into an employment agreement with Michael Silverman, effective January 1, 1995. Under the agreement, Mr. Silverman's annual base compensation was $100,000 subject to increases in the Board's discretion. Mr. Silverman's base compensation is currently $120,000 annually. The employment agreement automatically renews for successive one-year periods unless terminated, and is terminable by the Company at any time for good cause as defined in the agreement.

In connection with the Restricted Stock Purchase Agreement between the Company and Jon Gilbert described below under "Certain Transactions," in the event that the Board of Directors terminates the employment of Mr. Gilbert without cause, Mr. Gilbert may require the Company to repurchase up to 1,840,252 shares of Common Stock for a price equal to the outstanding principal and interest due under the Promissory Note entered into in connection with the transaction.

In connection with the Company's purchase of MED Associates, Inc. in November, 1997, the Company entered into a four-year employment agreement with Charles Drobny, Jr., MED's founder. Under the terms of the employment agreement, Mr. Drobny will be paid base compensation of $150,000 for two years commencing November 1, 1997 and $180,000 for the following two years. Mr. Drobny may receive, at his election, up to $30,000 per year in the form of shares of the Company's Common Stock for the first two years, and up to $60,000 per year in the form of shares for the second two years.

The Company entered into an Addendum to Stock Issuance/Employment Agreement effective January 21, 1991, and amended July, 1995, whereby Annette Friskopp's salary from April to December, 1995 was $108,000 and after December, 1995 increased to $120,000 per annum. In addition, beginning January, 1995, she became entitled to a bonus for each unit sold to an end user. In addition, the agreement granted Ms. Friskopp an option to acquire 100,000 additional shares of Common Stock, which has been treated as being a grant pursuant to the Company's 1996 Stock Option Plan at a price equal to the fair market value of such shares on the date of grant. In December, 1996 Ms. Friskopp was awarded an option to purchase 150,000 shares of Common Stock at an exercise price of $1.125 per share. The options will vest 20% annually over five years. Although Ms. Friskopp retains her current positions, the foregoing agreements were terminated effective December 31, 1997.

The following table sets forth the information concerning individual grants of stock options and appreciation rights during the last fiscal year to the Company's Chief Executive Officer and the executive officers of the Company who earned more than or were paid on the basis of more than $100,000 last year.

                OPTION GRANTS IN LAST FISCAL YEAR
                       (Individual Grants)


                            Percent of
                 Number of     Total
                Securities    Options
                Underlying  Granted to   Exercise or
Name              Options    Employees   Base Price   Expiration
                             in Fiscal   Granted (#)
                               Year
                             ($/Share)

Michael             ---         ---          ---         ---
Silverman
Jon Gilbert         ---         ---          ---         ---
Annette             ---         ---          ---         ---
Friskopp
Daniel Negroni    100,000       85%         $1.25        2004
Charles             ---         ---          ---         ---
Drobny, Jr.

The following table sets forth the information concerning each exercise of stock options during the last fiscal year by each of Company's Chief Executive Officer and the executive officers of the Company who earned more than or were paid on the basis of more than $100,000 last year, and the fiscal year value of unexercised options.

         AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                AND FISCAL YEAR END OPTION VALUES



                                   Number of
                                   Securities        Value of
                Shares             Underlying    Unexercised In-
               Acquire   Value    Unexercised       The-Money
Name             d on   Realize  Options at FY-   Options at FY-
               Exercis   d ($)      End (#)          End ($)
                e (#)             Exercisable/     Exercisable/
                                 Unexercisable    Unexercisable

Michael          ---      ---         ---              ---
Silverman
Jon Gilbert      ---      ---         ---              ---
Annette          ---      ---    50,000/200,000    $68,125/272,500
Friskopp
Daniel Negroni   ---      ---       0/100,000       $0/118,750
Charles          ---      ---         ---              ---
Drobny, Jr.

Compensation Committee Interlock and Insider Participation

During fiscal year 1997, Michael Silverman, an officer of the Company, served on the Compensation Committee and participated in Board deliberations concerning executive officer compensation.

Director Compensation

Non-employee directors of the Company receive $500 for each Board meeting they attend. Directors are reimbursed for certain expenses in connection with attendance at Board and committee meetings. Non-employee directors participate in the 1996 Stock Option Plan. Non-employee directors Messrs. Bateman, Kane and Maizel have each received 10,000 options at an exercise price of $1.00 per share and 10,000 options at an exercise price of $1.25 per share. Mr. Lynn and Mr. Trump received 10,000 options at an exercise price of $1.19 per share. Messrs. Bateman and Lynn received 10,000 warrants each exercisable at $2.44 per share.

Compliance with Section 16(a) of the Securities Exchange Act of
1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than 10% of the Company's stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish the Company with copies of all
Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Company and information involving securities transactions of which the Company is aware, the Company believes that during the fiscal year ending December 31, 1997, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial shareholders were complied with.

                      CERTAIN TRANSACTIONS

The Company has a number of contractual relationships with QUALCOMM Incorporated, which owns 1,112,265 shares (7%) of the outstanding Common Stock.

The Company entered into a License Agreement and Distribution Agreement dated June 13, 1990, which grants the Company certain exclusive rights to distribute QUALCOMM's OmniTRACS System for marine applications in the coastal waters of the United States and the Atlantic and Pacific Oceans. This agreement has been amended from time to time. The agreement has an initial term of five years and three five-year extensions. The Company exercised its first extension in 1995, which will continue until 2000. See "Business -- Agreements."

The Company also entered into a License Agreement with QUALCOMM in March, 1995, which requires QUALCOMM to pay to the Company a per copy royalty for certain interface software developed and owned by the Company as an enhancement to the OmniTRACS System. The License Agreement terminates upon termination of the License and Distribution Agreement. See "Business -- Agreements."

In March, 1997, the Company's wholly owned subsidiary Boatracs (Europe) B.V. signed a five year Sub-Service Provider Agreement with ALCATEL QUALCOMM, a French joint venture company of the ALCATEL Group and QUALCOMM. The agreement appoints Boatracs (Europe) to be the maritime distributor of the OmniTRACS system in certain European countries under a similar basis that BOATRACS operates in the United States. See "Business -- Agreements."

During 1995, the Company entered into a note receivable agreement with Michael Silverman, then the Company's President and Chief Executive Office, under which the Company agreed to advance up to $369,230. Advances were secured by an agreed upon offset to Mr. Silverman's deferred compensation. The advances bore interest at 5.5% and were due on demand. Mr. Silverman's deferred compensation and the note were fully repaid on December 31, 1997, in accordance with the note receivable agreement.

In October, 1997, the Company entered into a Restricted Stock Purchase Agreement with Jon Gilbert, the Company's current President and Chief Executive Officer, and a related Promissory Note and Pledge Agreement. Under the Restricted Stock Purchase Agreement, Mr. Gilbert purchased 2,900,000 shares of Common Stock for $2,320,000 ($.80 per share). Mr. Gilbert paid $389,085 in cash and the remaining $l,930,915 by a promissory note bearing interest at a rate of 5.77%. The promissory note is secured by a pledge of 2,416,665 of the purchased shares and shares are proportionately released from pledge as the note is partially paid. The note is payable in five semi-annual installments of $420,241, and will be paid in full on April 15, 2000. Mr. Gilbert prepaid approximately $80,000 of the note with his first semi-annual installment, and the note was modified to decrease his next semi-annual installment due October 15, 1998, to $338,519. Subsequent installments will remain at $420,241. See also "Executive Compensation."

Effective November 1, 1997, the Company purchased certain assets and liabilities of MED Associates, Inc. ("MED") for $500,000 cash, and 300,000 shares of Common Stock. The stock payment is subject to an option in favor of the Company exercisable if MED does not achieve a certain target earnings level for the 1998 fiscal year whereby the Company may repurchase for a nominal price one share of such stock for every dollar by which MED earnings fall short of the target. Charles Drobny, Jr., MED's founder, became Vice President, Application Development of the Company.

Most of the foregoing transactions were entered into with the respective related parties prior to each becoming a related party, and were the result of arm's length negotiations. Agreements between the Company and QUALCOMM continue to be negotiated on an arm's length basis between the parties. To the extent any of the foregoing transactions were determined without arm's length negotiations, the Company believes that they were entered into on terms no less favorable to the Company than could have been obtained from independent third parties.


                     PRINCIPAL SHAREHOLDERS

Set forth below is certain information concerning the ownership of the Company's Common Stock as of March 31, 1998 by (i) all persons known to the Company to be beneficial owners of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company, and (iv) all executive officers and directors of the Company as a group. Except as otherwise indicated, and subject to applicable community property and similar laws, the persons named have sole voting and investment power with respect to the securities owned by them.

                              Number of Shares     Percent of
Name and Address of             Beneficially       Outstanding
Shareholder (1)                    Owned             Shares

QUALCOMM Incorporated         1,112,265                7%
6455 Lusk Boulevard
San Diego, CA 92121
Michael Silverman             3,954,317               25
Jon Gilbert                   3,836,800   (2)         24
Annette Friskopp              447,931                  3
Giles Bateman                 679,825                  4
Luis Maizel                   104,921 (3)              *
Mitchell Lynn                 137,500 (4)              *
Julius Trump                  90,000 (5)               *
Daniel Negroni                15,000                   *
Charles Drobny, Jr.           308,000 (6)              2
Curt McLeland                 0                        *
Peter Carides                 0                        *
All Directors and Executive   9,574,294               60%
Officers as a group (10
persons) (7)

(1) The address for all directors and executive officers is 6440 Lusk Boulevard, Suite D-201, San Diego, California, 92121.
(2) Includes 236,800 shares held in a Family Trust of which Mr. Gilbert is a trustee. Also includes 1,840,252 which are not vested and cannot be sold. Does not include a total of 20,000 shares held by Mr. Gilberts's children for which Mr. Gilbert disclaims beneficial ownership.
(3) Includes 83,600 shares held by the Maizel Family Trust of which Mr. Maizel is a trustee and 15,321 shares held in a Retirement Plan for which Mr. Maizel is a trustee.
(4) Includes 30,000 shares held in trust for children which Mr. Lynn disclaims beneficial ownership of. The number also includes 50,000 options issued under a Non-Circumvention Agreement dated January 9, 1996 at $1.50 per share.
(5) Represents shares indirectly owned by a Trust of which Mr. Trump or members of his family may become beneficial owners. Mr. Trump disclaims beneficial ownership of such shares.
(6) 300,000 of the shares represent restricted stock granted under an agreement. These shares are subject to repurchase under certain conditions.
(7) Includes shares issuable upon the exercise of options within sixty days of March 23, 1997, as follows: Ms. Friskopp, 70,000 shares; Mr. Bateman, 16,000 shares; Mr. Lynn, 10,000 shares, and Mr. Maizel, 6,000 shares. These options are also included in the total shares shown above for the individuals.
*     Less than 1%


                      SELLING SHAREHOLDERS

The following table sets forth the number of Shares of Common Stock beneficially owned by each of the Selling Shareholders. Except as otherwise specified below, all Shares owned by the Selling Shareholders are being registered. Except as otherwise specified below, each of the Selling Shareholders has sole voting and investment power with respect to the Shares, subject to applicable community property and similar laws.

Name of Selling Shareholder                           Shares

QUALCOMM Incorporated                              1,112,265
International Project Management
24,600
The Gilbert Family Trust (1)                         144,200
Jon Gilbert (2)                                    3,690,000
Jennifer Gilbert  (3)                                 10,000
Karly Gilbert  (3)                                    10,000
Pamela & Jack Saxton                                   3,000
R. A. Payn                                             6,667
John Griffiths                                         2,333
Lang Morris                                            2,000
Burt R. Bondy Pension Plan & Trust, dated 10/9/84     60,000
E. M. Trust, dated 12/18/84                           10,000
Esrock Living Trust                                    8,000
Jonathan Schewitz                                     15,339
Penelope Smith                                         6,666
Torrey Pines Securities (4)                           25,000
Mitchell Lynn (5)                                     60,000
Norman Smith                                          15,000
Norman Solomon                                         5,000
Bank Insinger De Beuford N.V.                         40,000
Julius Trump (6)                                      80,000
Richard Coates (7)                                    30,000
Giles Bateman (8)                                     10,000
                          Total                    5,370,070
_________________________
(1) Mr. Jon Gilbert, President, Chief Executive Officer and a director of the Company is a trustee of the Gilbert Family Trust. The Trust holds 236,800 shares, of which only 144,200 are being offered by this Prospectus.
(2) Includes 1,840,252 Shares which are not vested and cannot be sold. Provided Mr. Gilbert makes scheduled payments under a promissory note, 390,253 Shares will vest October 15, 1998, and 483,333 Shares will vest on each of April 15, 1999, October 15, 1999 and April 15, 2000. See "Certain Transactions" and "Management --Executive Compensation."
(3) Jennifer and Karly Gilbert are children of Mr. Jon Gilbert. Mr. Gilbert disclaims beneficial ownership of the Shares.
(4) Represents Shares issuable upon exercise of a warrant dated October 31, 1995 to purchase 25,000 shares at $1.50 each. The warrant expires on October 31, 1998.
(5) Represents Shares issuable upon exercise of options for 50,000 shares at $1.50 per share and exercise of warrants for 10,000 shares at $2.44 per share.
(6)    Mr. Trump is a director of the Company.
(7) Represents Shares issuable under a warrant agreement at $1.50 per share.
(8) Represents Shares issuable under a warrant agreement at $2.44 per share.
                  DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company consists of 100,000,000 shares of common stock, no par value ("Common
Stock"), and 1,000,000 shares of Preferred Stock, no par value
("Preferred Stock").

Common Stock

As of April 29, 1998, there were 15,871,377 shares of Common
Stock outstanding held by approximately 300 holders of record.

The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, except that holders of Common Stock are entitled to cumulative voting rights with respect to the election of directors. In cumulative voting, the holders of Common Stock are entitled to cast for each share held the number of votes equal to the number of directors to be elected. Subject to preferences that may be applicable to any shares of Preferred Stock issued in the future, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

Preferred Stock

The Board of Directors is authorized, subject to any limitations prescribed by law, without further shareholder approval, to issue from time to time up to 1,000,000 shares of Preferred Stock in one or more series. Each such series of Preferred Stock will have such number of shares, designations, rights, preferences, privileges and restrictions as may be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences and conversion rights, which in any case, could be superior to the rights associated with the Common Stock.

The purpose of authorizing the Board of Directors to issue Preferred Stock and to determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

Limitation of Liability and Indemnification

Pursuant to provisions of the California Corporations Code,
Article V of the Company's Amended and Restated Articles of
Incorporation provides that the liability of the Company's directors for monetary damages shall be eliminated to the fullest extent permissible under California law.

Article VI of the Company's Amended and Restated Bylaws authorizes the Company to indemnify its directors, officers, employees and agents in certain circumstances against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with a proceeding arising out of such person's service in such capacity, if that person acted in good faith and in a manner that that person reasonably believed to be in the best interests of the Company and, in the case of a criminal proceeding, had no reason to believe was unlawful. The Company is required to indemnify a director, officer, employee or agent of the Company against expenses actually and reasonably incurred in the event such person is successful on the merits in the defense of any such claim.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

Chase Mellon Shareholder Services is the transfer agent and registrar for the Company's Common Stock.

                 SHARES ELIGIBLE FOR FUTURE SALE

As of April 29, 1998, the Company had 15,871,377 shares of Common Stock outstanding. Of these, approximately 9,106,083, including all of the Shares offered by this Prospectus, will be immediately eligible for resale in the public market without restriction under the Securities Act, except that any shares held by "affiliates" of the Company, as that term is defined in Rule 144 adopted under the Securities Act ("Affiliates"), may generally only be resold in compliance with the applicable provisions of Rule 144. Substantially all of the remaining 6,765,294 shares of Common Stock are held by directors and executive officers of the Company and will be subject to the volume limitations discussed below and certain other limitations.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated under this Rule with those of others) whose restricted securities (as that term is defined in Rule 144) have been fully paid for and meet the Rule's one-year holding period provisions, including Affiliates of the Company, may sell restricted securities in broker's transactions or directly to market makers, provided the number of shares sold by such person in any three-month period is not in excess of the greater of 1% of the total number of shares of Common Stock then outstanding or the average weekly trading volume for the four calendar week period immediately prior to each such sale. The Rule provides further that after restricted securities have been fully paid for and meet the Rule's two-year holding period provisions, such securities may be sold by persons who are not Affiliates of the Company without regard to volume or manner of sale limitations; however, in general, securities held by Affiliates of the Company must continue, even after the two-year holding period, to be sold in broker's transactions or directly to market makers in such securities, subject to the volume limitations described above. The foregoing is a brief summary of certain provisions of Rule 144 and is not intended to be a complete description thereof.

To date there has been a limited public trading market for the Common Stock of the Company, and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of the Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                       MARKET INFORMATION

The Company's Common Stock began trading in the over-the-counter market in March, 1995 and is quoted on the OTC Bulletin Board under the symbol "BTRK." The following table sets forth high and low bid quotations for the Common Stock as provided by the National Association of Securities Dealers, Inc.:

                            High Bid               Low Bid
Quarter Ended

March 31, 1998               $4.00                 $2.06

December 31, 1997             2.75                  1.00
September 30, 1997            1.56                   .94
June 30, 1997                 1.50                   .50
March 31, 1997                1.81                  1.00

December 31, 1996             1.50                   .63
September 30, 1996            1.50                   .75
June 30, 1996                 2.00                   .75
March 31, 1996                 .94                   .75

On April 21, l998, the closing high and low bid price of the common stock, as reported on the OTC Bulletin Board, was $3.625. As of March 31, 1998, the Company had approximately 300 holders of record of its Common Stock. In addition, approximately 3.4 million shares are held in street name accounts. The Company has not paid any dividends since its reorganization and does not currently intend to declare any dividends.

The quotations set forth above represent inter-dealer prices without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. The existence of quotations for the Common Stock should not be deemed to imply that there is an established public trading market for the Company's Common Stock.

                      PLAN OF DISTRIBUTION

The Shares offered hereby may be sold by the Selling Shareholders or by pledgees, donees, transferees or other successors in interest (collectively with the Selling Shareholders, the "Sellers") acting as principals for their own accounts. The
Company will not receive any of the proceeds of this offering.

The Sellers, directly or through brokers, dealers, underwriters, agents or market makers, may sell some or all of the Shares. Any broker, dealer, underwriter, agent or market maker participating in a transaction involving the Shares may receive a commission from the Sellers. Usual and customary commissions may be paid by the Sellers. The broker, dealer, underwriter or market maker may agree to sell a specified number of the Shares at a stipulated price per Share and, to the extent that such person is unable to do so acting as an agent for the Sellers, to purchase as principal any of the Shares remaining unsold at a price per Share required to fulfill the person's commitment to the Sellers.

A broker, dealer, underwriter or market maker who acquires the Shares from the Sellers as a principal for its own account may thereafter resell such Shares from time to time in transactions (which may involve block or cross transactions and which may also involve sales to or through another broker, dealer, underwriter, agent or market maker, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices. In connection with such resales, the broker, dealer, underwriter, agent or market maker may pay commissions to or receive commissions from the purchasers of the Shares. The Sellers also may sell some or all of the Shares directly to purchasers without the assistance of a broker, dealer, underwriter, agent or market maker and without the payment of any commissions.

The Company is bearing all of the costs relating to the registration of the Shares (other than any fees and expenses of counsel for the Selling Shareholders). Any commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the Shares will be borne by the Sellers. Any commissions paid or any discounts or concessions allowed to any broker, dealer, underwriter, agent or market maker and, if any such broker, dealer, underwriter, agent or market maker purchases any of the Shares as principal, any profits received on the resale of such Shares, may be deemed to be underwriting commissions or discounts under the Securities Act.

Pursuant to the registration rights granted to QUALCOMM in connection with QUALCOMM's acquisition of Shares, the Company has agreed to indemnify QUALCOMM and any person who controls QUALCOMM against certain liabilities and expenses arising out of, based upon or relating to information set forth in this Prospectus, and the Registration Statement of which this Prospectus is a part, including liabilities under the Securities Act.


                          LEGAL MATTERS

The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Solomon Ward Seidenwurm &
Smith, LLP, San Diego, California.

                             EXPERTS

The financial statements of the Company as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                  INDEX TO FINANCIAL STATEMENTS


                                                                     Page

 Independent Auditors' Report                                         F-2
 Consolidated Balance Sheets as of December 31, 1997 and 1996         F-3
 Consolidated Statements of Operations for the years ended
    December 31, 1997, 1996 and 1995                                  F-4
 Consolidated Statements of Stockholders' Equity (Deficit) for
 the  years ended December 31, 1997, 1996 and 1995                    F-5
 Consolidated Statements of Cash Flows for the years ended
    December 31, 1997, 1996 and 1995                                  F-6
 Notes to Consolidated Financial Statements                F-7 through F-13













(DELOITTE & TOUCHE LLP LETTERHEAD)



INDEPENDENT AUDITORS' REPORT


To the Board of Directors and
    Stockholders of Boatracs, Inc.:

We have audited the accompanying consolidated balance sheets of Boatracs, Inc. (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP
/S/ DELOITTE & TOUCHE LLP

San Diego, California
February 20, 1998




CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1997 AND 1996

ASSETS                                       1997      1996

CURRENT ASSETS:
  Cash                                   $ 392,712  $ 103,144
  Investment securities                               425,852
  Accounts receivable - net                937,010    557,246
  Inventories                              234,092     92,118
  Prepaid expenses and other assets        107,435     73,710
           Total current assets
                                         1,671,249   1,252,070

PROPERTY, at cost                          223,863    120,731
NOTES RECEIVABLE                           310,463    208,463
GOODWILL                                   830,917
TOTAL                                    3,036,492  1,581,264


LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                     $ 1,133,997  $ 729,923
  Accrued expenses                         265,276     66,743
  Acquisition cost payable                 250,000
  Short-term margin loan on securities                139,268
  Deferred compensation - net                          45,129

           Total current liabilities   $ 1,649,273  $ 981,063

COMMITMENTS (Notes 5 and 9)

STOCKHOLDERS' EQUITY:
  Preferred stock, no par value; 1,000,000
       shares authorized, no shares issued
   Common stock, no par value; 100,000,000
         shares authorized, 15,806,977 and
   12,602,310 shares issued and
outstanding in 1997 and 1996,
respectively                            6,949,244   4,210,925

   Notes receivable for common stock
issued                                 (2,117,836)   (421,422)

  Accumulated deficit                  (3,444,189) (3,189,302)

           Total stockholders' equity   1,387,219     600,201
                                                                              9
TOTAL                                 $ 3,036,492  $1,581,264



See notes to consolidated financial
statements.











BOATRACS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                   1997          1996         1995
REVENUES:
  Communications systems      $ 2,456,638   $ 1,427,822   $ 1,299,330
  Data transmission &
   messaging                    2,790,903     2,073,360     1,367,354
           Total revenues       5,247,541     3,501,182     2,666,684
COSTS AND EXPENSES:
  Communications systems        1,615,929       913,064       900,980
  Data transmission &
   messaging                    1,418,461     1,089,719       833,148
  Selling, general and
administrative                  2,505,190     2,461,018     1,610,861
           Total costs and
expenses                        5,539,580     4,463,801     3,344,989
LOSS FROM OPERATIONS             (292,039)     (962,619)     (678,305)
INTEREST INCOME                    39,212        60,117        41,318
INTEREST EXPENSE                   (2,060)       (2,936)      (16,149)
NET LOSS                        $(254,887)   $ (905,438)   $ (653,136)
NET LOSS PER SHARE                 $(0.02)       $ (.07)       $ (.06)
WEIGHTED AVERAGE NUMBER
  OF SHARES OUTSTANDING        13,535,433    12,597,471    11,277,245


  See notes to consolidated financial statements.


BOATRACS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1997, 1996
AND 1995
                                            1997       1996        1995
OPERATING ACTIVITIES:

Net loss                                $(254,887)  $(905,438)  $(653,136)

  Adjustments to reconcile net loss to
net cash used in operating activities:
     Loss on disposal of assets            15,907
     Depreciation and amortization         76,851      44,420      32,890
    Net accretion of discount on
investment securities                                 (42,204)    (27,505)
    Provision for bad debts                                        18,297
    Changes in assets and liabilities:
      Accounts receivable                (379,764)   (149,754    (233,397)
      Inventories                        (141,974)    (59,809)    (20,778)
      Prepaid expenses and other
       assets                             (33,725)    (57,085)     (6,333)
        Accounts and acquisition costs
          payable and accrued expenses    852,607     127,801     337,897
      Accrued interest payable                                      5,421
           Net cash provided by (used
in) operating activities                  135,015  (1,042,069)   (546,644)

INVESTING ACTIVITIES:
  Purchase of investment securities                (2,825,799) (2,096,344)

  Proceeds from maturities of
investment securities                     425,852   3,907,000     659,000

  Issuance of notes receivable           (102,000)   (114,143)   (205,775)

  Capital expenditures                   (181,806)    (92,752)    (66,549)
  Goodwill purchased through
acquisition                              (845,000)
           Net cash (used in) provided
by investing activities                  (702,954)    874,306  (1,709,668)

FINANCING ACTIVITIES:
  Payments received on note receivable
issued for common stock                    234,501    183,557     132,021
  Proceeds from short-term margin loan
                                         (139,268)   139,268

  Repayment of net deferred
compensation                              (45,129)  (203,646)    (160,026)

  Net proceeds from issuance of common
stock                                      387,403              1,904,292     2
  Common stock issued in acquisition       420,000
           Net cash provided by
financing activities                       857,507   119,179    1,876,287

NET INCREASE (DECREASE) IN CASH            289,568   (48,584)    (380,025)

CASH AT BEGINNING OF YEAR                  103,144   151,728      531,753
CASH AT END OF YEAR                       $392,712  $103,144     $151,728
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:
  Cash paid for interest                             $ 2,936      $10,416
SUPPLEMENTAL DISCLOSURES OF NON-CASH
INVESTING
  AND FINANCING ACTIVITIES:
  Common stock issued for services
rendered                                             $24,600
  Common stock issued for note
    receivable                         $1,930,915                $737,000
  Conversion of escrow deposit to
   equity                                                        $ 50,000
See notes to consolidated financial
statements.


BOATRACS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

                                                   NOTE
                     COMMON STOCK                RECEIVABLE       TOTAL
                                   ACCUMULATED    FOR           STOCKHOLDER'S
               SHARES    AMOUNT     DEFICIT     COMMON STOCK     EQUITY
                                                   ISSUED        (DEFICIT)
BALANCE,
JANUARY 1, 1995 9,500,000  $1,379,412  $(1,630,728)               $(251,316)
  COMMON  STOCK
  ISSUED IN
  CONNECTION
  WITH:
  MERGER          510,386    (50,000)                               (50,000)

  LONG-TERM
  DEBT AND
  ACCRUED
  INTEREST
  CONVERSION     179,684     215,621                                215,621

  NOTE
  RECEIVABLE   1,112,285     737,000               $(737,000)
  STOCK SALE   1,275,375   1,904,292                              1,904,292
PAYMENTS
RECEIVED
ON NOTE
RECEIVABLE                                           132,021        132,021
NET LOSS                                 (653,136)                 (653,136)
BALANCE,
DECEMBER 31,
 1995         12,577,710  4,186,325    (2,283,864)  (604,979)     1,297,482

  COMMON
  STOCK
  ISSUED
  IN
  CONNECTION   24,600      24,600                                    24,600
  WITH
  SERVICES
  RENDERED

  PAYMENTS
  RECEIVED
  ON NOTE                                            183,557       183,557
  RECEIVABLE
 NET LOSS                                (905,438)                (905,438)

BALANCE,
DECEMBER 31,
 1996      12,602,310    4,210,925     (3,189,302)  (421,422)      600,201

  COMMON
  STOCK
  ISSUED
  THROUGH       4,667        4,792                                   4,792
  EXERCISE
  OF STOCK
  OPTIONS

  COMMON
  STOCK
  ISSUED
  THROUGH
  RESTRICTED
  STOCK
  PURCHASE
  AGREEMENT 2,900,000    2,320,000                                2,320,000

  RECEIVABLE
  ISSUED
  IN
  CONNECTION
  WITH
  RESTRICTED
  STOCK
  PURCHASE
  AGREEMENT                                          (1,930,915) (1,930,915)

  COMMON
  STOCK
  ISSUED
  THROUGH
  ACQUISITION 300,000      420,000                                  420,000

  PAYMENTS
  RECEIVED
  ON NOTE                                               234,501     234,501
  RECEIVABLE

ISSUANCE
COSTS  IN
CONNECTION
WITH                        (6,473)                                 (6,473)
COMMON STOCK
ISSUED

  NET LOSS                             (254,887)                  (254,887)


BALANCE
DECEMBER 31,
 1997        15,806,977  $6,949,244  $(3,444,198)   $(2,117,836) $1,387,219

SEE  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


BOATRACS, INC.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Nature of Operations - BOATRACS, Inc. and its wholly owned subsidiary BOATRACS (Europe) B.V. (collectively called the "Company") is primarily engaged in the business of distribution of the OmniTRACS satellite-based communications and tracking system for marine application under a license and distribution agreement with QUALCOMM, Incorporated ("Qualcomm", see Note 9). Under the agreement, the Company sells mobile communications terminals and software for use on board marine vessels and by marine dispatchers. In addition, the Company also provides 24-hour data transmission and messaging services. Effective November 1, 1997, the Company purchased certain assets of MED Associates, Inc. ("MED") for $500,000 cash and 300,000 shares of common stock. The stock payment is subject to an option in favor of the Company exercisable if MED does not achieve a certain earnings level for the year ending December 31, 1998. The 300,000 shares delivered under the Purchase Agreement will be decreased one share for every dollar such earnings are not achieved. Goodwill in the amount of $845,000 was recorded and will be amortized over ten years. MED is a Mississippi based provider of software applications and service solutions to the commercial workboat industry and to oil companies.

   Principles    of   Consolidation   -   The   accompanying
   consolidated financial statements include the accounts of the Company. All significant intercompany balances have been eliminated in consolidation.

   Investment Securities - Investment securities represent U.S. Treasury securities that the Company has the positive intent and ability to hold to maturity which are reported at amortized cost. Interest earned on these investment securities is included in interest income.

   Inventories - Inventories, which are comprised entirely of finished goods, are carried at the lower of cost
   (specific identification) or market.

   Property - Property is stated at cost. Depreciation is provided under a straight-line method for assets acquired in 1996 and thereafter, and an accelerated method for assets purchased prior to 1996 over the estimated useful lives of the assets (generally 3-5 years). Goodwill is amortized over 10 years.

   Revenue Recognition - Revenue from the sale of communication systems is recognized at the time the equipment is shipped to the customer. Revenue from messaging is recognized at the time the transmission is made by the customer.

   Significant Customers - Major customers individually accounted for 18%, 12% and 9% of 1997 sales, 26%, 15% and 8% of 1996 sales, and 23%, 18% and 12% of 1995 sales. In addition, MED derives significant business from the same customers as the Company. In November and December, 1997, MED derived 45% of its total business from the Company's largest customer. Accounts receivable from these customers aggregated (including the MED receivables) $437,077 and $300,413 at December 31, 1997 and December 31, 1996 respectively. The Company has not historically experienced any significant losses on its accounts receivable. Revenues from European customers accounted for 12% of revenues in 1997. No European revenues were earned in 1996 and 1995.

   Stock-Based Compensation - Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages, but does require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "
   Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

   Net Loss Per Share - Net loss per share is calculated using the weighted average number of shares outstanding during each year. In February, 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share" (EPS). This statement requires the presentation of earnings per share to reflect both "Basic EPS" and "Diluted EPS" on the face of the income statement. Common stock equivalents would have an anti-dilutive effect on the net loss, and therefore diluted EPS is not presented.

   Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Reclassifications - Certain amounts in the 1996 and  1995
   financial statements have been reclassified to conform to the 1997 presentation.

2. Acquisition - On November 1, 1997, the Company purchased certain assets and liabilities of MED Associates, Inc. ("MED") for $500,000 cash, and 300,000 shares of restricted common stock. The stock is subject to an option by the Company to purchase all of the issued stock if a certain earnings level for the fiscal year ending December 31, 1998, is not met and will be decreased one share for every dollar such earnings are not achieved. Goodwill in the amount of $845,000 was recorded and will be amortized over ten years.

   MED is a Mississippi-based provider of software applications and service solutions to the marine industry. The acquisition was accounted for as a purchase. Accordingly, the assets and liabilities of MED are included in the consolidated balance sheet as of December 31, 1997. The results of MED's operations from the date of the acquisition to December 31, 1997 were not significant.

   The following pro-forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of the fiscal year, nor are they necessarily indicative of future consolidated results.



                                     Boatracs       MED       Pro-Forma

                                       1997         1997         1997

    Total Revenues                  $5,247,541   $877,309   $6,124,850

    Net  (Loss) Income  from         $(292,039)  $798,369      506,330
      Operations
    Net (Loss) Income                $(254,887)   $78,940    $(175,947)

   Weighted Average Shares                                 13,785,296

    EPS                                                         $(0.01)



3.BALANCE SHEET DETAILS

                                               1997            1996

     Accounts Receivable                   $949,874        $570,780
        Less Allowance for doubtful          12,864          13,534
        accounts
                                           $937,010        $557,246
     Property - at cost
     Computers and equipment               $372,597        $226,650
        Less accumulated depreciation       148,734         105,919
                                           $223,863        $120,731

    Goodwill                               $845,000
       Less Amortization                     14,083
                                           $830,917
    Deferred Compensation -
     Officer (Note 8)                                      $369,230
    Less  Note Receivable -
     Officer (Note 4)                                       324,101

                                                           $ 45,129


   Depreciation  expense was $62,768, $44,420,  and  $24,334
   for  the  years  ended  December  31,  1997,  1996,  1995
   respectively.   Amortization expense for the  year  ended
   December 31, 1997 was $14,083.

4. NOTES RECEIVABLE

   Canadian Company - The Company has a note receivable agreement with a Canadian company. Outstanding advances on the note bear interest at 9.0% and are due on demand. Advances on the note totaled $310,463 and $208,463 at December 31, 1997 and 1996, respectively. The note has been classified as long-term based upon the Company's intent not to request payment prior to January 1, 1999.

   In September 1996, the Company entered into an agreement with the Canadian company whereby the Canadian company, through its subsidiary, will act as the sole representative for marketing, distribution and sale of the Boatracs system, and any related business in certain specified Canadian territory.

5. LEASES

   Facility Leases - The Company leases its facilities under seven non-cancelable operating leases, which expire through September 2001. Rent expense was approximately $57,894, $51,900, and $31,900 for the
   years   ended   December  31,  1997,   1996   and   1995,
   respectively. In addition, MED's rent expense was $1,500 for the months of November and December, 1997. The Company's leases have rent escalation terms based on the Consumer Price Index, which will affect future minimum lease payments.

   Capital  Lease  -  Included in property at  December  31,
   1997 and December 31, 1996 is property acquired under a capital lease of $6,289. All obligations in connection with this lease were paid during 1996.

   Future   minimum   lease  payments  under  non-cancelable
   operating leases at December 31, 1997 are summarized as follows:

     Years Ending December 31,

     1998                                 $95,527
     1999                                  47,580
     2000                                  26,436
     2001                                  26,436
                                          -------
     Total                               $195,979
                                          =======




6. INCOME TAXES

   The Company elected C Corporation status effective October 1994. Due to a valuation allowance provided for deferred income tax assets for the years ended December 31, 1997, 1996 and 1995 and the period from October 1, 1994 to December 31, 1994, the Company's effective income tax rate is 0%.

   The tax effects of significant items comprising the Company's deferred income tax assets were approximately as follows:


   Deferred income tax assets:          1997         1996

    Net operating loss carryforwards   $830,000    $634,000
    Deferred employee compensation            0     160,000
    Tax credits                          49,000      12,000
    Allowance for uncollectible accounts  6,000       6,000
    Deferred income                      16,000       1,000
    State income taxes                      400         500
    Other reserves                       15,000       6,000
                                         ------       -----
   Total deferred income tax assets     916,400     819,500

   Less valuation allowance            (916,400)   (819,500)
                                        -------     -------
   Net deferred income tax assets      $      0     $     0
                                       ========     =======







   At December 31, 1997, the Company had unused net operating loss carryforwards of approximately $2,187,000 for Federal income tax purposes which expire at various dates from 2005 to 2012. The Company has unused net operating loss carry forwards of approximately $978,000 for state income tax purposes which expire at various dates from 1999 to 2002.

   Deferred income taxes are recorded to reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is maintained to reduce deferred income tax assets to an amount which, in the opinion of management, will more likely than not be realized by the Company.

7. STOCKHOLDERS' EQUITY (DEFICIT)

   Note Receivable Issued for Common Stock - During March 1995, the Company issued 1,112,265 shares of common stock to Qualcomm (see Note 9) for $737,000. The purchase price of the shares will be paid by a reduction in the price of certain products and services currently provided by Qualcomm to the Company and, upon satisfaction of certain conditions, the conversion of a certain non-exclusive territory to an exclusive territory, under the license and distribution agreement (see Note 9). The transaction was recorded as a note receivable for common stock issued which is reduced as discounts are earned. Through December 31, 1997, a total of $550,079 in discounts was earned.

   In October, 1997, the company issued 2,900,000 shares of common stock to an officer/director of the company. In connection with the shares, the Company received a promissory note in the amount of $1,930,915 bearing 5.77% interest. The note requires payments of $420,240 on April 15 and October 15 of each year commencing in 1998 with the final payment due on April 15, 2000. The note has been recorded as a reduction of equity on the balance sheet.

   Stock Warrants - During October 1995, the Company issued 25,000 common stock purchase warrants. The warrants
   represent  the  right  to  purchase  one  share  of   the
   Company's  common  stock  at  $1.50  and  expire   during
   October 1998.

   Stock Options - During January 1996, the Company entered into a Non-Circumvention Agreement with a financial consultant. The agreement included a grant of 50,000 stock options at $1.50 each. There is no expiration date on the agreement, however the agreement may be terminated by the company at will.

   Registration Statements with the Securities and Exchange Commission - During 1995, the Company filed two registration statements on Form S-1 with the Securities and Exchange Commission, registering a total of 6,049,684 shares of the Company's common stock. The Company did not receive any proceeds from these transactions.

   During May 1996, the Company filed Post-Effective Amendment No. 3 to its Form S-1, which provides for registration of 6,033,385 shares on behalf of certain selling stockholders. The Company did not receive any proceeds from this transaction.

   During May, 1997, the Company filed a registration statement on Form SB-2 that provides for registration of 5,490,956 shares on behalf of selling stockholders. The Company did not receive any proceeds from these transactions.

   Stock  Option  Plan  - Under the 1996 Stock  Option  Plan
   ("the Plan"), the Company may grant incentive and non-qualified options to purchase up to 1,000,000 shares of common stock to employees, directors and consultants at prices that are not less than 100% (85% for non-qualified) of fair market value on the date the options are granted. Options issued under the Plan expire seven years after the options are granted and generally become exercisable ratably over a five-year period following the date of grant. Stock option transactions are summarized below:

                                     Number
                                       of               Price
                                     Shares           per Share

   Outstanding, January 1, 1996         0
   Granted                        730,500         $1.00 - $1.81
   Cancelled                      (21,000)        $1.00 - $1.81
   Outstanding, December 31, 1996 709,500         $1.00 - $1.81
   Granted                        167,500         $1.19 - $1.25
   Cancelled                     (208,934)        $1.00 - $1.18
   Exercised                       (4,667)        $1.00 - $1.13
   Outstanding, December 31, 1997 663,399         $1.00 - $1.81

   The Company applies Accounting Principles Board of Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its Plan. Accordingly, no compensation expense has been recognized for its stock-based compensation plan. Had compensation cost been determined based upon the fair value at the grant date for awards under the Plan consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company's net loss and pro forma net loss for the period ended December 31, 1997 and 1996 would have been increased by approximately $73,327 and $33,200, or $0.01 per share for each of the two years respectively.

   Under FASB 123, the fair value of the options granted during 1997 is estimated as approximately $208,000 on the date of grant using the Black-Scholes option-pricing model with the following assumptions: no dividend yield, expected volatility of 277%, risk-free interest rate of 5.5%, and expected life of 5.5 years.

   The   following  table  summarizes  information   as   of
   December 31, 1997 concerning currently outstanding and exercisable options:


           Options Outstanding                     Options Exercisable
                      Weighted                       Weighted Number
                      Average
Range of              Remaining     Weighted
Average               Contractual   Average
Exercise   Number        Life       Exercise
Prices     Outstanding              Price      Exercisable     Exercise Price

$1.00 -    663,399       5.5         $1.12      123,179            $1.10
$1.81


8.   RELATED PARTY TRANSACTIONS

   Stockholder- During 1995, the Company entered into a note receivable agreement with an individual who is an officer, director and majority stockholder of the Company under which it agreed to advance up to $369,230. Advances were secured by an agreed upon offset to related deferred compensation. The advances bore interest at 5.5% and were due on demand. The note was fully repaid at December 31, 1997. Advances under the agreement totaled $310,000 at December 31, 1996, plus accrued interest. Terms of the note receivable agreement allowed satisfaction of the balance as an offset to related deferred compensation.

   On October 15, 1997, Company received a promissory note from an officer, director and shareholder of the Company in the amount of $1,930,915 and a rate of 5.77%. The note was issued in connection with a Restricted Stock Purchase Agreement of the same date for a total of 2,900,000 shares of the Company's stock (see Note 7). The note will be repaid in semi annual installments with the final payment on April 15, 2000.

9. LICENSE AND DISTRIBUTION AGREEMENT

   On June 13, 1990, the Company entered into a license and distribution agreement, as amended through August 26,
   1996, with Qualcomm. Pursuant to the agreement, the Company was appointed Qualcomm's exclusive and non-exclusive distributor, in defined territories, of the OmniTRACS satellite-based communications and tracking system (the "System") for marine applications. During 1996, the Company reached certain sales goals and became the exclusive distributor in previously non-exclusive territories. The Company was also appointed provider of message services to the users of the System. In connection therewith, the Company was also granted an exclusive and non-exclusive license to certain software used with the System. Qualcomm was granted an exclusive perpetual, worldwide, royalty free license to any improvements made by the Company to the System or related software.

   Under the agreement, the Company is required to sell a certain minimum number of systems in order to maintain the exclusivity of its distribution rights. The minimum purchase requirements for each calendar year is to be agreed upon between the Company and Qualcomm subject to a minimum of 300 systems for calendar year ended December 31, 1997 and increasing by 10% each year thereafter. The Company met this requirement in 1997.

   If Qualcomm is unable to provide service or elects not to remain in business, they may terminate the agreement with six months' notice and have no further liability. Qualcomm shall take such steps, which are reasonable and necessary to enable the Company to continue to provide the message services to its existing end users.


   The  agreement  expires  during  June  2000  and  may  be
   renewed  for  two  additional  five-year  periods.    The
   agreement is subject to re-negotiation at the end of the option period.

   Sub-service Provider Agreement - During 1997, the Company entered into a Sub-Service Provider Agreement with ALCATEL Qualcomm, a French company, whereby the Company was appointed to be the maritime distributor under a similar basis that it operates in the United States by providing maritime satellite-based communications and tracking of vessels to certain countries in Europe.

10.     SALARY REDUCTION SIMPLIFIED EMPLOYER PLAN (SAR-SEP)

   During September 1996, the Company approved the adoption of a Salary Reduction Simplified Employer Plan (SAR-SEP) allowing eligible employees to contribute savings on a pretax basis effective January 1996. Employees may contribute up to 15% of their salary, not to exceed $9,500 annually. A discretionary contribution is determined each year by the Company. In 1997 and 1996, the Company did not elect to contribute to the Plan.

                                   *****************







No person has been authorized
to give any information or to
make any representation in
connection with this offering
other than those contained in
this Prospectus and, if given
or made, such information or
representation must not be                5,370,070 SHARES
relied upon as having been
authorized by the Company, the
Selling Shareholders or any
other person.  This Prospectus
does not constitute an offer
to sell or a solicitation of
an offer to buy any security               BOATRACS, INC.
other than the securities to
which it relates, or an offer
to or a solicitation of any
person in any jurisdiction
where such an offer or
solicitation would be
unlawful.  Neither the                      Common Stock
delivery of this Prospectus
nor any sale made hereunder
shall, under any circumstance,
create any implication that
there has been no change in
the affairs of the Company
since the date hereof or that              _____________
the information herein is
correct as of any time                       Prospectus
subsequent to the date hereof.             _____________

__________________
      Table of Contents

Page
Available Information            2
Prospectus Summary               3
Summary Consolidated Financial
  Information                    5
Risk Factors                     6
Use of Proceeds                 11
Dividend Policy                 11
Selected Financial Data         12
Management's Discussion and
   Analysis of Financial
Condition
   And Results of Operations    13
Business                        17
Management                      27
Certain Transactions            31
Principal Shareholders          32
Selling Shareholders            34
Description of Capital Stock    35
Shares Eligible for Future Sale 36
Market Information              36
Plan of Distribution            37
Legal Matters                   38
Experts                         38
Index to Financial Statements  F-1

                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 23.  Indemnification of Directors and Officers.

Pursuant to provisions of the California Corporations Code,
Article V of the Company's Amended and Restated Articles of
Incorporation provides that the liability of the Company's directors for monetary damages shall be eliminated to the fullest extent permissible under California law.

Article VI of the Company's Amended and Restated Bylaws authorizes the Company to indemnify its directors and officers in certain circumstances against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with a proceeding arising out of such person's service in such capacity, if that person acted in good faith and in a manner that that person reasonably believed to be in the best interests of the Company and, in the case of a criminal proceeding, had no reason to believe was unlawful. The Company is required to indemnify a director or officer of the Company against expenses actually and reasonably incurred in the event such person is successful on the merits in the defense of any such claim. The indemnification provided by Article VI is not exclusive of any other rights to which such director or officer seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, with respect to action in his or her official capacity and with respect to action in another capacity while holding such office, to the extent such additional rights to indemnification are authorized in the Company's Amended and Restated Articles of Incorporation.

In addition, employment agreements between the Company and certain executive officers of the Company provide that such executive officers shall each be indemnified against all liabilities, damages, costs, expenses, attorneys' fees and claims (each, a "Claim"), and all costs, expenses and attorneys' fees incurred in the defense of any such Claim, arising from certain circumstances relating to such executive officer's employment, except to the extent caused by such executive officer's negligent act, willful misconduct or breach under such agreement. The Company is required to defend at its sole cost any action or proceeding brought against such executive officer by reason of any such Claims upon notice from the executive officer.

Item 24.  Other Expenses of Issuance and Distribution.

  The estimated expenses of this offering are as follows:

                                            To Be Paid By Company

SEC Registration Fee                                $4,600

Blue Sky Qualification Fees and Expenses             2,500

Printing and Engraving Expenses                        100

Legal Fees and Expenses                             10,000

Accounting Fees and Expenses                        10,000

Transfer Agent and Register Fees                       500

     Total                                         $27,700


Item 26.  Recent Sales of Unregistered Securities.

During the past three years, the following securities, which were not registered under the Securities Act of 1933, as amended (the
"Act"), were issued by the entities indicated:

In June, 1995, the Company issued 179,684 shares of Common Stock to Giles Bateman, a director, upon conversion of Mr. Bateman's promissory note which had been issued by Old BOATRACS in July of 1994.

In October, 1995, the Company issued an aggregate of 1,275,375 shares of Common Stock in a private placement transaction to Giant Trading, Louis Gonda, Norman Kane, Tom Bernard, Norman Sarkin, Zane Feldman, Bank Insinger De Beuford N.V., Clariden Bank and Peter Sieradzki in consideration of $1.58 per share. The Company paid aggregate commissions of $118,000 to Integro Securities B.V. and Shippers Establishment in connection with their services as placement agents in the transaction.

In January, 1996, the Company issued options for the purchase of 50,000 shares of Common Stock to Richard Coates, a consultant, at an exercise price of $1.50 per share.

In March, 1996, the Company issued 24,600 shares of Common Stock to International Project Management, a consultant of the Company, in consideration of services rendered.

In October, 1997, the Company issued 2,900,000 shares of Common Stock to Jon Gilbert, the President, Chief Executive Officer and Director of the Company pursuant to a Restricted Stock Purchase Agreement. The purchase price was $0.80 per share, payable in cash and by promissory note. The note was secured by a pledge of 2,416,645 shares of Common Stock. The number of shares pledged will decrease as the note is paid. See "Management -- Executive Compensation" and "Certain Transactions."

In December, 1997, the Company issued 300,000 shares of common stock to MED Associates, Inc. in connection with the purchase of certain assets and liabilities of that company. See "Business -
Purchase of MED Associates, Inc."

In March, 1998, the Company issued warrants to purchase 10,000 shares of Common Stock at $2.44 per share to each of Giles
Bateman and Mitchell Lynn, both directors of the Company. The warrants are exercisable until March, 2005.

In April, 1998 the Company issued 10,000 shares to Torrey Pines
Securities in connection with a Warrant to Purchase Common Stock at $1.50 per share.

With regard to the transactions described above, unless otherwise noted, it is believed that such transactions are exempt from registration under the Act pursuant to Section 4(2) thereof or Regulation D promulgated thereunder. Unless otherwise noted, no underwriters were involved, nor was any commission or fee paid by the Company in connection with any of the transactions described above.

Item 27.  Exhibits.

See Exhibit Index.

Item 28.  Undertakings

     (1) The undersigned Registrant hereby undertakes:

        (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  to include any prospectus required by section
            10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

            (iii) to include any additional or changed material information on the plan of distribution.

        (b) that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (c) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering;

     (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on the 29th day of April, 1998.

                                  BOATRACS, INC.



                                  By:  /S/ MICHAEL SILVERMAN
                                       Michael Silverman,
                                       Chairman

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


  /S/ MICHAEL SILVERMAN   Chairman of the   April 29, 1998
  Michael Silverman       Board


  /S/ JON S. GILBERT     President and       April 29, 1998
  Jon S. Gilbert         Chief
                         Executive
                         Officer

  /S/ ANNETTE FRISKOPP   Executive Vice     April 29, 1998
  Annette Friskopp       President and
                         Director


  /S/ CURT MCLELAND      Chief Financial    April 29, 1998
  Curt McLeland          Officer and
                         Chief
                         Accounting
                         Officer

  /S/ GILES BATEMAN      Director           April 29, 1998
  Giles Bateman


  /S/ LUIS MAIZEL        Director          April 29, 1998
  Luis Maizel


  /S/ MITCHELL LYNN      Director          April 29, 1998
  Mitchell Lynn


  /S/ JULIUS TRUMP       Director          April 29, 1998
  Julius Trump



EXHIBIT INDEX

Exhibits    Description

2.1 Plan of Reorganization by Merger. Incorporated by reference to Exhibit 2 to the Company's Form 8-K dated January 12, 1995.

2.2         Second  Amended Plan of Reorganization  of      First
            National Corporation. Incorporated by reference to Exhibit A to the Company's Form 8-K dated January 9,
            1995.

2.3         Bankruptcy  court  order  confirming  Second  Amended
            Plan of Reorganization. Incorporated by reference to Exhibit B to the Company's Form 8-K dated January 9,
            1995.

3.1         Amended   and  Restated  Articles  of  Incorporation.
            Incorporated by reference to Exhibit 3.1 to the Company's Form 8-K dated January 12, 1995.

3.2         Amended   and   Restated  Bylaws.   Incorporated   by
            reference to Exhibit 3.2 to the Company's Form 8-K dated January 12, 1995.

3.3         Amendment  of  the Bylaws, Article  III,  Section  2.
            Incorporated  by  reference  to  Exhibit  3  to   the
            Company's Form 10-QSB filed with the Commission on May 14, 1996.

4.1         Form  of  the  Company's  Common  Stock  Certificate.
            Incorporated by reference to Exhibit 4.1 to the Company's Form S-1, SEC File No. 33-91284, filed with the Commission on May 4, 1995.

5           Opinion  and  Consent of Solomon  Ward  Seidenwurm  &
            Smith, LLP.  Filed herewith.

10.1* License and Distribution Agreement dated June 13, 1990, between QUALCOMM Incorporated and the Company, as amended. Incorporated by reference to Exhibit
            10.1 to the Company's Amendment No. 3 to Form S-1, SEC File No. 33-91284, filed with the Commission on July 6, 1995.

10.2* License Agreement dated March 31, 1995, between QUALCOMM Incorporated and the Company. Incorporated by reference to Exhibit 10.2 to the Company's Form S-1, SEC File No. 33-91284, filed with the Commission on May 4, 1995.

10.3 Subscription Agreement between and QUALCOMM Incorporated and the Company as of March 31, 1995. Incorporated by reference to Exhibit 4.3 to the Company's Form S-1, SEC File No. 33-91284, filed with the Commission on May 4, 1995.

10.4 Warrant Agreement between the Company and Torrey Pines Securities dated October 31, 1995. Incorporated by reference to Exhibit 4.6 to the Company's Form 10-KSB filed with the Commission on March 28, 1996.

10.5        Employment Agreement between the Company and  Michael
            Silverman. Incorporated by reference to Exhibit  10.3
            of the Company's Form S-1, SEC File No. 33-91284, filed with the Commission on May 4, 1995.

10.6* Agreement entered into between the Company and Oceantrac Systems Limited and Oceantrac Incorporated. Incorporated by reference to Exhibit
            10.8 to the Company's Form 10-QSB filed with the Commission November 13, 1996.

10.7 BOATRACS, Inc. Amended 1996 Stock Option Plan. Filed herewith.

10.8 Restricted Stock Purchase Agreement between the Company and Jon Gilbert dated October 15, 1997. Incorporated by reference to Exhibit 10.10 to the Company's Form 10-QSB filed with the Commission on November 14, 1997.

10.9 Pledge Agreement between the Company and Jon Gilbert dated October 15, 1997. Incorporated by reference to
            Exhibit  10.11  to  the Company's Form  10-QSB  filed
            with the Commission on November 14, 1997.


10.10 Promissory Note between the Company and Jon Gilbert dated October 15, 1997. Incorporated by reference to
            Exhibit  10.12  to  the Company's Form  10-QSB  filed
            with the Commission on November 14, 1997.

10.11 Asset Purchase Agreement among the Company, MED Associates, Inc., Charles J. Drobny, Jr. and Pamela M. Drobny dated as of November 1, 1997. Incorporated by reference to Exhibit 2.1 to the Company's Form 8-K filed with the Commission on January 14, 1998.

10.12 First Amendment to Asset Purchase Agreement among the Company, MED Associates, Inc., Charles J.
            Drobny, Jr. and Pamela M. Drobny dated as of November 1, 1997. Incorporated by reference to
            Exhibit 2.2 to the Company's Form 8-K/A filed with the Commission on March 31, 1998.

10.13       Employment  Agreement between the Company  and  Charles
            Drobny, Jr. effective November 1, 1997. Incorporated by reference to Exhibit 10.13 to the Company's Form 10-KSB/A filed with the Commission on March 31, 1998.

11 Statement regarding computation of net loss per share. Filed herewith.

21          Subsidiaries of the Registrant.  Filed herewith.

23          Independent Auditors' Consent.  Filed herewith.


* Portion of this exhibit redacted pursuant to a confidential treatment request